                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                -------------

                                 SCHEDULE 13D


                  Under The Securities Exchange Act of 1934
                            (Amendment No.  )(1)
                             DI Industries, Inc.
- ------------------------------------------------------------------------------
                               (Name of issuer)

                   Common Stock, par value $0.10 per share
- ------------------------------------------------------------------------------
                        (Title of class of securities)

                                 232909-10-1
- ------------------------------------------------------------------------------
                                (CUSIP Number)

                            c/o William R. Ziegler
                                Parson & Brown
                         666 Third Avenue, 9th Floor
                   New York, New York 10017; (212) 551-9860
- ------------------------------------------------------------------------------
                (Name, address and telephone number of person
              authorized to receive notices and communications)

                               August 28, 1996
- ------------------------------------------------------------------------------
           (Date of event which requires filing of this statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1 (b)(3) or (4), check the following box |_|.

      Check the following box if a fee is being paid with the statement |X|. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

     Note. Six copies of this statement including all exhibits, should be filed with the Commission. See Rule 13d-1 (a) for other parties to whom copies are to be sent.

                         (Continued on following pages)
- --------
    (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                            Page 1 of     Pages

- --------------------------------------------------------------------------------

CUSIP No.       232909-10-1             13D             Page   2    of     Pages

- --------------------------------------------------------------------------------
       NAME OF REPORTING PERSONS
       S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
  1
             Somerset Drilling Associates, L.L.C.
- --------------------------------------------------------------------------------
       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)  |_|
  2                                                          (b)  |_|

- --------------------------------------------------------------------------------
       SEC USE ONLY
  3

- --------------------------------------------------------------------------------
       SOURCE OF FUNDS*

  4          OO (See Item 3)
- --------------------------------------------------------------------------------
       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(d) OR 2(e)
  5
                                                                            |_|
- --------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
- --------------------------------------------------------------------------------
   NUMBER OF       7    SOLE VOTING POWER
     SHARES                   See Item 5(b)
  BENEFICIALLY     -------------------------------------------------------------
    OWNED BY       8    SHARED VOTING POWER
      EACH                    See Item 5(b)
   REPORTING       -------------------------------------------------------------
  PERSON WITH      9    SOLE DISPOSITIVE POWER
                              See Item 5(b)
                   -------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER
                              See Item 5(b)
- --------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             35,428,978
- --------------------------------------------------------------------------------
       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
  12   CERTAIN SHARES*                                                      |X|
             See Item 5(a)
- --------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             30.1%
- --------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
             00 (Limited Liability Company)
- --------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

- --------------------------------------------------------------------------------

CUSIP No.       232909-10-1             13D             Page   3    of     Pages

- --------------------------------------------------------------------------------
       NAME OF REPORTING PERSONS
       S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
  1
             Somerset Capital Partners
- --------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  |_|
                                                                   (b)  |_|
- --------------------------------------------------------------------------------
       SEC USE ONLY
  3

- --------------------------------------------------------------------------------
       SOURCE OF FUNDS*

  4          OO (See Item 3)
- --------------------------------------------------------------------------------
       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(d) OR 2(e)
  5
                                                                            |_|
- --------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

             New York

- --------------------------------------------------------------------------------
   NUMBER OF       7    SOLE VOTING POWER
     SHARES                   See Item 5(b)
  BENEFICIALLY     -------------------------------------------------------------
    OWNED BY       8    SHARED VOTING POWER
      EACH                    See Item 5(b)
   REPORTING       -------------------------------------------------------------
  PERSON WITH      9    SOLE DISPOSITIVE POWER
                              See Item 5(b)
                   -------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER
                              See Item 5(b)
- --------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             35,428,978
- --------------------------------------------------------------------------------
       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
  12   CERTAIN SHARES*                                                      |X|
             See Item 5(a)
- --------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             30.1%
- --------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
             PN
- --------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

- --------------------------------------------------------------------------------

CUSIP No.       232909-10-1             13D             Page  4    of      Pages

- --------------------------------------------------------------------------------
       NAME OF REPORTING PERSONS
       S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
  1
             Thomas H. O'Neill, Jr.
- --------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  |_|
                                                                   (b)  |_|
- --------------------------------------------------------------------------------
       SEC USE ONLY
  3

- --------------------------------------------------------------------------------
       SOURCE OF FUNDS*

  4          PF (See Item 3)
- --------------------------------------------------------------------------------
       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(d) OR 2(e)
  5
                                                                            |-|
- --------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
- --------------------------------------------------------------------------------
   NUMBER OF       7    SOLE VOTING POWER
     SHARES                   See Item 5(b)
  BENEFICIALLY     -------------------------------------------------------------
    OWNED BY       8    SHARED VOTING POWER
      EACH                    See Item 5(b)
   REPORTING       -------------------------------------------------------------
  PERSON WITH      9    SOLE DISPOSITIVE POWER
                              See Item 5(b)
                   -------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER
                              See Item 5(b)
- --------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             35,428,978
- --------------------------------------------------------------------------------
       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
  12   CERTAIN SHARES*                                                      |X|
             See Item 5(a)
- --------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             30.1%
- --------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
             IN
- --------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

- --------------------------------------------------------------------------------

CUSIP No.       232909-10-1             13D             Page  5    of      Pages

- --------------------------------------------------------------------------------
       NAME OF REPORTING PERSONS
       S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
  1
             Steven A. Webster
- --------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  |_|
                                                                   (b)  |_|
- --------------------------------------------------------------------------------
       SEC USE ONLY
  3

- --------------------------------------------------------------------------------
       SOURCE OF FUNDS*

  4          BK (See Item 3)
- --------------------------------------------------------------------------------
       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(d) OR 2(e)
  5
                                                                            |_|
- --------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
- --------------------------------------------------------------------------------
   NUMBER OF       7    SOLE VOTING POWER
     SHARES                   See Item 5(b)
  BENEFICIALLY     -------------------------------------------------------------
    OWNED BY       8    SHARED VOTING POWER
      EACH                    See Item 5(b)
   REPORTING       -------------------------------------------------------------
  PERSON WITH      9    SOLE DISPOSITIVE POWER
                              See Item 5(b)
                   -------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER
                              See Item 5(b)
- --------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             35,428,978
- --------------------------------------------------------------------------------
       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
  12   CERTAIN SHARES*                                                      |X|
             See Item 5(a)
- --------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             30.1%
- --------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
             IN
- --------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

- --------------------------------------------------------------------------------

CUSIP No.       232909-10-1             13D             Page  6    of      Pages

- --------------------------------------------------------------------------------
       NAME OF REPORTING PERSONS
       S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
  1
             William R. Ziegler
- --------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  |_|
                                                                   (b)  |_|
- --------------------------------------------------------------------------------
       SEC USE ONLY
  3

- --------------------------------------------------------------------------------
       SOURCE OF FUNDS*

  4          BK (See Item 3)
- --------------------------------------------------------------------------------
       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(d) OR 2(e)
  5
                                                                            |_|
- --------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
- --------------------------------------------------------------------------------
   NUMBER OF       7    SOLE VOTING POWER
     SHARES                   See Item 5(b)
  BENEFICIALLY     -------------------------------------------------------------
    OWNED BY       8    SHARED VOTING POWER
      EACH                    See Item 5(b)
   REPORTING       -------------------------------------------------------------
  PERSON WITH      9    SOLE DISPOSITIVE POWER
                              See Item 5(b)
                   -------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER
                              See Item 5(b)
- --------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             35,428,978
- --------------------------------------------------------------------------------
       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
  12   CERTAIN SHARES*                                                      |X|
             See Item 5(a)
- --------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             30.1%
- --------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
             IN
- --------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

- --------------------------------------------------------------------------------

CUSIP No.       232909-10-1             13D             Page  7    of      Pages

- --------------------------------------------------------------------------------
       NAME OF REPORTING PERSONS
       S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
  1
             U.S. Rig and Equipment, Inc.
- --------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  |_|
                                                                   (b)  |_|
- --------------------------------------------------------------------------------
  3    SEC USE ONLY

- --------------------------------------------------------------------------------
       SOURCE OF FUNDS*

  4          OO (See Item 3)
- --------------------------------------------------------------------------------
       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(d) OR 2(e)
  5
                                                                            |_|
- --------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

             Oklahoma
- --------------------------------------------------------------------------------
   NUMBER OF       7    SOLE VOTING POWER
     SHARES                   See Item 5(b)
  BENEFICIALLY     -------------------------------------------------------------
    OWNED BY       8    SHARED VOTING POWER
      EACH                    See Item 5(b)
   REPORTING       -------------------------------------------------------------
  PERSON WITH      9    SOLE DISPOSITIVE POWER
                              See Item 5(b)
                   -------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER
                              See Item 5(b)
- --------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             33,200,407
- --------------------------------------------------------------------------------
       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
  12   CERTAIN SHARES*                                                      |X|
             See Item 5(a)
- --------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             28.20%
- --------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
             CO
- --------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

- --------------------------------------------------------------------------------

CUSIP No.       232909-10-1             13D             Page  8    of      Pages

- --------------------------------------------------------------------------------
       NAME OF REPORTING PERSONS
       S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
  1
             Mike Mullen Energy Equipment Resource, Inc.
- --------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  |_|
                                                                   (b)  |_|
- --------------------------------------------------------------------------------
       SEC USE ONLY
  3

- --------------------------------------------------------------------------------
       SOURCE OF FUNDS*

  4          OO (See Item 3)
- --------------------------------------------------------------------------------
       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(d) OR 2(e)
  5
                                                                            |_|
- --------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

             Texas
- --------------------------------------------------------------------------------
   NUMBER OF       7    SOLE VOTING POWER
     SHARES                   See Item 5(b)
  BENEFICIALLY     -------------------------------------------------------------
    OWNED BY       8    SHARED VOTING POWER
      EACH                    See Item 5(b)
   REPORTING       -------------------------------------------------------------
  PERSON WITH      9    SOLE DISPOSITIVE POWER
                              See Item 5(b)
                   -------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER
                              See Item 5(b)
- --------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             33,200,407
- --------------------------------------------------------------------------------
       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
  12   CERTAIN SHARES*                                                      |X|
             See Item 5(a)
- --------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             28.20%
- --------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
             CO
- --------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

- --------------------------------------------------------------------------------

CUSIP No.       232909-10-1             13D             Page  9    of      Pages

- --------------------------------------------------------------------------------
       NAME OF REPORTING PERSONS
       S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
  1
             GCT Investments, Inc.
- --------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  |_|
                                                                   (b)  |_|
- --------------------------------------------------------------------------------
       SEC USE ONLY
  3

- --------------------------------------------------------------------------------
       SOURCE OF FUNDS*

  4          OO (See Item 3)
- --------------------------------------------------------------------------------
       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(d) OR 2(e)
  5
                                                                            |_|
- --------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

             Texas
- --------------------------------------------------------------------------------
   NUMBER OF       7    SOLE VOTING POWER
     SHARES                   See Item 5(b)
  BENEFICIALLY     -------------------------------------------------------------
    OWNED BY       8    SHARED VOTING POWER
      EACH                    See Item 5(b)
   REPORTING       -------------------------------------------------------------
  PERSON WITH      9    SOLE DISPOSITIVE POWER
                              See Item 5(b)
                   -------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER
                              See Item 5(b)
- --------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             33,200,407
- --------------------------------------------------------------------------------
       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
  12   CERTAIN SHARES*                                                      |X|
             See Item 5(a)
- --------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             28.20%
- --------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
             CO
- --------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

- --------------------------------------------------------------------------------

CUSIP No.       232909-10-1             13D             Page  10    of     Pages


- --------------------------------------------------------------------------------
       NAME OF REPORTING PERSONS
       S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
  1
             PRD Rig Partnership 1995, Ltd.
- --------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)  |_|
                                                             (b)  |_|
- --------------------------------------------------------------------------------
       SEC USE ONLY
  3

- --------------------------------------------------------------------------------
       SOURCE OF FUNDS*

  4          OO (See Item 3)
- --------------------------------------------------------------------------------
       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(d) OR 2(e)
  5
                                                                            |_|
- --------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

             Texas
- --------------------------------------------------------------------------------
   NUMBER OF       7    SOLE VOTING POWER
     SHARES                   See Item 5(b)
  BENEFICIALLY     -------------------------------------------------------------
    OWNED BY       8    SHARED VOTING POWER
      EACH                    See Item 5(b)
   REPORTING       -------------------------------------------------------------
  PERSON WITH      9    SOLE DISPOSITIVE POWER
                              See Item 5(b)
                   -------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER
                              See Item 5(b)
- --------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             33,200,407
- --------------------------------------------------------------------------------
       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
  12   CERTAIN SHARES*                                                      |X|
             See Item 5(a)
- --------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             28.20%
- --------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
             PN
- --------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

- --------------------------------------------------------------------------------

CUSIP No.       232909-10-1             13D             Page  11    of     Pages

- --------------------------------------------------------------------------------
       NAME OF REPORTING PERSONS
       S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
  1
             EER National 78 Partnership, Ltd.
- --------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)  |_|
                                                             (b)  |_|
- --------------------------------------------------------------------------------
       SEC USE ONLY
  3

- --------------------------------------------------------------------------------
       SOURCE OF FUNDS*

  4          OO (See Item 3)
- --------------------------------------------------------------------------------
       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(d) OR 2(e)
  5
                                                                            |_|
- --------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

             Texas
- --------------------------------------------------------------------------------
   NUMBER OF       7    SOLE VOTING POWER
     SHARES                   See Item 5(b)
  BENEFICIALLY     -------------------------------------------------------------
    OWNED BY       8    SHARED VOTING POWER
      EACH                    See Item 5(b)
   REPORTING       -------------------------------------------------------------
  PERSON WITH      9    SOLE DISPOSITIVE POWER
                              See Item 5(b)
                   -------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER
                              See Item 5(b)
- --------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             33,200,407
- --------------------------------------------------------------------------------
       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
  12   CERTAIN SHARES*                                                      |X|
             See Item 5(a)
- --------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             28.20%
- --------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
             PN
- --------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

- --------------------------------------------------------------------------------

CUSIP No.       232909-10-1             13D             Page  12    of     Pages

- --------------------------------------------------------------------------------
       NAME OF REPORTING PERSONS
       S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
  1
             Roy T. Oliver, Jr.
- --------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)  |_|
                                                             (b)  |_|
- --------------------------------------------------------------------------------
       SEC USE ONLY
  3

- --------------------------------------------------------------------------------
       SOURCE OF FUNDS*

  4          OO (See Item 3)
- --------------------------------------------------------------------------------
       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(d) OR 2(e)
  5
                                                                            |_|
- --------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
- --------------------------------------------------------------------------------
   NUMBER OF       7    SOLE VOTING POWER
     SHARES                   See Item 5(b)
  BENEFICIALLY     -------------------------------------------------------------
    OWNED BY       8    SHARED VOTING POWER
      EACH                    See Item 5(b)
   REPORTING       -------------------------------------------------------------
  PERSON WITH      9    SOLE DISPOSITIVE POWER
                              See Item 5(b)
                   -------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER
                              See Item 5(b)
- --------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             33,200,407
- --------------------------------------------------------------------------------
       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
  12   CERTAIN SHARES*                                                      |X|
             See Item 5(a)
- --------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             28.20%
- --------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
             IN
- --------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

- --------------------------------------------------------------------------------

CUSIP No.       232909-10-1             13D             Page  13    of     Pages

- --------------------------------------------------------------------------------
       NAME OF REPORTING PERSONS
       S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
  1
             Mike L. Mullen
- --------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)  |_|
                                                             (b)  |_|
- --------------------------------------------------------------------------------
       SEC USE ONLY
  3

- --------------------------------------------------------------------------------
       SOURCE OF FUNDS*

  4          OO (See Item 3)
- --------------------------------------------------------------------------------
       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(d) OR 2(e)
  5
                                                                            |_|
- --------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
- --------------------------------------------------------------------------------
   NUMBER OF       7    SOLE VOTING POWER
     SHARES                   See Item 5(b)
  BENEFICIALLY     -------------------------------------------------------------
    OWNED BY       8    SHARED VOTING POWER
      EACH                    See Item 5(b)
   REPORTING       -------------------------------------------------------------
  PERSON WITH      9    SOLE DISPOSITIVE POWER
                              See Item 5(b)
                   -------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER
                              See Item 5(b)
- --------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             33,200,407
- --------------------------------------------------------------------------------
       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
  12   CERTAIN SHARES*                                                      |X|
             See Item 5(a)
- --------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             28.20%
- --------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
             IN
- --------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

- --------------------------------------------------------------------------------

CUSIP No.       232909-10-1             13D             Page  14    of     Pages

- --------------------------------------------------------------------------------
       NAME OF REPORTING PERSONS
       S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
  1
             Norex Drilling Ltd.
- --------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)  |_|
                                                             (b)  |_|
- --------------------------------------------------------------------------------
       SEC USE ONLY
  3

- --------------------------------------------------------------------------------
       SOURCE OF FUNDS*

  4          WC (See Item 3)
- --------------------------------------------------------------------------------
       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(d) OR 2(e)
  5
                                                                            |_|
- --------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

             Bermuda
- --------------------------------------------------------------------------------
   NUMBER OF       7    SOLE VOTING POWER
     SHARES                   See Item 5(b)
  BENEFICIALLY     -------------------------------------------------------------
    OWNED BY       8    SHARED VOTING POWER
      EACH                    See Item 5(b)
   REPORTING       -------------------------------------------------------------
  PERSON WITH      9    SOLE DISPOSITIVE POWER
                              See Item 5(b)
                   -------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER
                              See Item 5(b)
- --------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             18,730,105
- --------------------------------------------------------------------------------
       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
  12   CERTAIN SHARES*                                                      |X|
             See Item 5(a)
- --------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             15.91%
- --------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
             CO
- --------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

- --------------------------------------------------------------------------------

CUSIP No.       232909-10-1             13D             Page  15    of     Pages

- --------------------------------------------------------------------------------
       NAME OF REPORTING PERSONS
       S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
  1
             Pronor Holdings Ltd.
- --------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)  |_|
                                                             (b)  |_|
- --------------------------------------------------------------------------------
       SEC USE ONLY
  3

- --------------------------------------------------------------------------------
       SOURCE OF FUNDS*

  4          OO (See Item 3)
- --------------------------------------------------------------------------------
       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(d) OR 2(e)
  5
                                                                            |_|
- --------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

             British Virgin Islands
- --------------------------------------------------------------------------------
   NUMBER OF       7    SOLE VOTING POWER
     SHARES                   See Item 5(b)
  BENEFICIALLY     -------------------------------------------------------------
    OWNED BY       8    SHARED VOTING POWER
      EACH                    See Item 5(b)
   REPORTING       -------------------------------------------------------------
  PERSON WITH      9    SOLE DISPOSITIVE POWER
                              See Item 5(b)
                   -------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER
                              See Item 5(b)
- --------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             18,730,105
- --------------------------------------------------------------------------------
       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
  12   CERTAIN SHARES*                                                      |X|
             See Item 5(a)
- --------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             15.91%
- --------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
             CO
- --------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

- --------------------------------------------------------------------------------

CUSIP No.       232909-10-1             13D             Page  16    of     Pages

- --------------------------------------------------------------------------------
       NAME OF REPORTING PERSONS
       S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
  1
             Norex Industries, Inc.
- --------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)  |_|
                                                             (b)  |_|
- --------------------------------------------------------------------------------
       SEC USE ONLY
  3

- --------------------------------------------------------------------------------
       SOURCE OF FUNDS*

  4          OO (See Item 3)
- --------------------------------------------------------------------------------
       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(d) OR 2(e)
  5
                                                                            |_|
- --------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands
- --------------------------------------------------------------------------------
   NUMBER OF       7    SOLE VOTING POWER
     SHARES                   See Item 5(b)
  BENEFICIALLY     -------------------------------------------------------------
    OWNED BY       8    SHARED VOTING POWER
      EACH                    See Item 5(b)
   REPORTING       -------------------------------------------------------------
  PERSON WITH      9    SOLE DISPOSITIVE POWER
                              See Item 5(b)
                   -------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER
                              See Item 5(b)
- --------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             18,730,105
- --------------------------------------------------------------------------------
       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
  12   CERTAIN SHARES*                                                      |X|
             See Item 5(a)
- --------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             15.91%
- --------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
             CO
- --------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

- --------------------------------------------------------------------------------

CUSIP No.       232909-10-1             13D             Page  17    of     Pages

- --------------------------------------------------------------------------------
       NAME OF REPORTING PERSONS
       S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
  1
             Prosperity Investments, Inc.
- --------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)  |_|
                                                             (b)  |_|
- --------------------------------------------------------------------------------
       SEC USE ONLY
  3

- --------------------------------------------------------------------------------
       SOURCE OF FUNDS*

  4          OO (See Item 3)
- --------------------------------------------------------------------------------
       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(d) OR 2(e)
  5
                                                                            |_|
- --------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

             British Virgin Islands
- --------------------------------------------------------------------------------
   NUMBER OF       7    SOLE VOTING POWER
     SHARES                   See Item 5(b)
  BENEFICIALLY     -------------------------------------------------------------
    OWNED BY       8    SHARED VOTING POWER
      EACH                    See Item 5(b)
   REPORTING       -------------------------------------------------------------
  PERSON WITH      9    SOLE DISPOSITIVE POWER
                              See Item 5(b)
                   -------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER
                              See Item 5(b)
- --------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             18,730,105
- --------------------------------------------------------------------------------
       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
  12   CERTAIN SHARES*                                                      |X|
             See Item 5(a)
- --------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             15.91%
- --------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
             CO
- --------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

- --------------------------------------------------------------------------------

CUSIP No.       232909-10-1             13D             Page  18    of     Pages

- --------------------------------------------------------------------------------
       NAME OF REPORTING PERSONS
       S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
  1
             Kristian Siem
- --------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)  |_|
                                                             (b)  |_|
- --------------------------------------------------------------------------------
       SEC USE ONLY
  3

- --------------------------------------------------------------------------------
       SOURCE OF FUNDS*

  4          N/A
- --------------------------------------------------------------------------------
       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(d) OR 2(e)
  5
                                                                            |_|
- --------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

             Norway
- --------------------------------------------------------------------------------
   NUMBER OF       7    SOLE VOTING POWER
     SHARES                   See Item 5(b)
  BENEFICIALLY     -------------------------------------------------------------
    OWNED BY       8    SHARED VOTING POWER
      EACH                    See Item 5(b)
   REPORTING       -------------------------------------------------------------
  PERSON WITH      9    SOLE DISPOSITIVE POWER
                              See Item 5(b)
                   -------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER
                              See Item 5(b)
- --------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             See Item 5(a)
- --------------------------------------------------------------------------------
       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
  12   CERTAIN SHARES*                                                      |_|
             See Item 5(a)
- --------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             See Item 5(a)
- --------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
             IN
- --------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

- --------------------------------------------------------------------------------

CUSIP No.       232909-10-1             13D             Page  19    of     Pages

- --------------------------------------------------------------------------------
       NAME OF REPORTING PERSONS
       S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
  1
             Frank Capstick
- --------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)  |_|
                                                             (b)  |_|
- --------------------------------------------------------------------------------
       SEC USE ONLY
  3

- --------------------------------------------------------------------------------
       SOURCE OF FUNDS*

  4          N/A
- --------------------------------------------------------------------------------
       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(d) OR 2(e)
  5
                                                                            |_|
- --------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

             Bermuda
- --------------------------------------------------------------------------------
   NUMBER OF       7    SOLE VOTING POWER
     SHARES                   See Item 5(b)
  BENEFICIALLY     -------------------------------------------------------------
    OWNED BY       8    SHARED VOTING POWER
      EACH                    See Item 5(b)
   REPORTING       -------------------------------------------------------------
  PERSON WITH      9    SOLE DISPOSITIVE POWER
                              See Item 5(b)
                   -------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER
                              See Item 5(b)
- --------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             See Item 5(a)
- --------------------------------------------------------------------------------
       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
  12   CERTAIN SHARES*                                                      |_|
             See Item 5(a)
- --------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             See Item 5(a)
- --------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
             IN
- --------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D


Introduction.

            The reporting persons named in Item 2 below (collectively, the "Group") are hereby jointly filing this Schedule 13D as a group solely because they may be deemed a "group" within the meaning of Rule 13d-5(b)(1) promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by virtue of the fact that the shares of common stock of the issuer directly or indirectly beneficially owned by them are held subject to certain agreements with respect to the voting and disposition of same under the terms and conditions of a certain shareholders' agreement dated May 7, 1996, as amended on June 11, 1996 (as amended, the "Shareholders' Agreement"). In accordance with Rule 13d-1(f) promulgated pursuant to the Exchange Act, the persons named in Item 2 below have executed a written agreement relating to the joint filing of this Schedule 13D (the "Group Filing Agreement"), a copy of which is attached hereto as Exhibit I.

Item 1.     Security and Issuer.

            This statement relates to the common stock, par value $0.10 per share (the "Common Stock") of DI Industries, Inc., a Texas corporation (the "Company"). The address of the principal executive offices of the Company is 450 Gears Road, Suite 625, Houston, Texas 77067.

Item 2.     Identity and Background.

            The reporting persons are the signatories to the Shareholders' Agreement and the control persons of such signatories, and are comprised of three subgroups, as follows: (i) Somerset Drilling Associates, L.L.C., a Delaware limited liability company ("Somerset"), Somerset Capital Partners, a New York general partnership and the managing member of Somerset ("SCP"), Thomas
H. O'Neill, Jr., an individual ("O'Neill"), Steven A. Webster, an individual ("Webster") and William R. Ziegler, an individual ("Ziegler"), being the three general partners of SCP (collectively, the "SCP Partners"; and together with Somerset and SCP, the "Somerset Group"); (ii) Roy T. Oliver, Jr., an individual ("Oliver"), U.S. Rig and Equipment, Inc., an Oklahoma corporation ("USRE"), Mike Mullen Energy Equipment Resource, Inc., a Texas corporation ("MMEER"), GCT Investments, Inc., a Texas corporation ("GCT"), Mike L. Mullen, an individual ("Mullen" ), PRD Rig Partnership 1995, Ltd., a Texas limited partnership ("PRD"), and EER National 78 Partnership, Ltd., a Texas limited partnership ("N78"; together with Oliver, USRE, MMEER, GCT, Mullen, and PRD, the "Mullen/Oliver Group"); and (iii) Norex Drilling Ltd., a Bermuda corporation ("Norex Drilling"), Pronor Holdings Ltd., a British Virgin Islands corporation ("Pronor"), Norex Industries, Inc., a Cayman Islands company ("NXA"), Prosperity Investments Inc., a British Virgin Islands company ("Prosperity"), Kristian Siem, an individual ("Siem") and Frank Capstick, an individual ("Capstick") (NXA, Prosperity, Siem and Capstick, together with Norex Drilling and Pronor, the "Drilling Group"). The members of the Somerset Group, the Mullen/Oliver Group and the Drilling Group are hereinafter sometimes referred to individually as a "Reporting Person" and collectively as the "Reporting Persons").

            Somerset Group

            Somerset is a Delaware limited liability company that was formed recently to serve as a principal shareholder of Somerset Investment Corp., a Texas corporation ("SIC") that was formed to participate in the Somerset Merger (as hereinafter defined), and to acquire, own and hold the shares of Common Stock of the Company to be issued to Somerset in the Somerset Merger. The address of the principal business and the principal office of Somerset is 69 Delaware Avenue, Buffalo, New York 14202. The sole managing member of Somerset is Somerset Capital Partners.

            SCP is a New York general partnership that was formed recently to serve as a principal shareholder of SIC and as the managing member of Somerset, and to acquire, own and hold the shares of Common Stock of the Company to be issued to SCP in the Somerset Merger. The address of the principal business and the principal office of SCP is 69 Delaware Avenue, Buffalo, New York 14202. The only partners of SCP are Thomas H. O'Neill, Jr., Steven A. Webster and William
R. Ziegler.

            O'Neill is a natural person and one of the three general partners of SCP and has a business address of 69 Delaware Avenue, Buffalo, New York 14202. The present principal occupation or employment of O'Neill is as the Chairman and Chief Executive Officer of Somerset Exploration Corporation, an oil and gas exploration and production company with its principal place of business located at 69 Delaware Avenue, Buffalo, New York 14202. O'Neill is a United States citizen.

            Webster is a natural person and one of the three general partners of SCP and has a business address of 1900 West Loop South, Suite 1800, Houston, Texas 77027. The present principal occupation or employment of Webster is as the Chairman, Chief Executive Officer and Treasurer of Falcon Drilling Company, Inc., a marine oil and gas drilling contractor with its principal place of business located at 1900 West Loop South, Suite 1800, Houston, Texas 77027. Webster is a United States citizen.

            Ziegler is a natural person and one of the three general partners of SCP and has a business address of 666 Third Avenue, 9th Floor, New York, New York 10017. The present principal occupation or employment of Ziegler is as a partner of Parson & Brown, a law firm with its principal place of business located at 666 Third Avenue, 9th Floor, New York, New York 10017. Ziegler is a United States citizen.

            During the last five years, no member of the Somerset Group has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). During the last five years, no member of the Somerset Group was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

            Mullen/Oliver Group

            Oliver is a natural person who has a business address of 6601 S.W. 29th Street, Oklahoma City, Oklahoma 73179. The present principal occupation or employment of Oliver is as the Chairman, President and Chief Executive Officer of U.S. Rig and Equipment, Inc., a worldwide supplier of drilling equipment with its principal place of business located at 6601 S.W. 29th Street, Oklahoma City, Oklahoma 73179. Oliver is a United States citizen.

             USRE is an Oklahoma corporation whose principal business is as a worldwide supplier of drilling equipment. The address of the principal business and principal office of USRE is 6601 S.W. 29th Street, Oklahoma City, Oklahoma 73179. Oliver is the sole executive office, director and control person of USRE.

             MMEER is a Texas corporation whose principal business is as a worldwide supplier of drilling equipment. The address of the principal business and principal office of MMEER is 8411 Preston Road, Suite 730, LB2, Dallas, Texas 75225. Mullen is the sole executive officer, director and control person of MMEER.

             GCT is a Texas corporation whose principal business is as a worldwide supplier of drilling equipment. The address of the principal business and principal office of GCT is 8411 Preston Road Suite 730, LB2, Dallas, Texas 75225. Mullen is the sole executive officer, director and control person of GCT.

            Mullen is a natural person who has a business address of 8411 Preston Road Suite 730, LB2, Dallas, Texas 75225. The present principal occupation or employment of Mullen is as the President and Chief Executive Officer of MMEER and GCT. Mullen is a United States citizen.

            PRD is a Texas limited partnership whose principal business is the acquisition, holding and disposition of a single specified land drilling rig. The address of the principal business and principal office of PRD is 8411 Preston Road Suite 730, LB2, Dallas, Texas 75225. MMEER is the sole general partner of PRD.

            N78 is a Texas limited partnership whose principal business is the acquisition, holding and disposition of a single specified land drilling rig. The address of the principal business and principal office of N78 is 8411 Preston Road Suite 730, LB2, Dallas, Texas 75225. MMEER is the sole general partner of N78.

            During the last five years, no member of the Mullen/Oliver Group has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). During the last five years, no member of the Mullen/Oliver Group was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

            Drilling Group

            Norex Drilling is a Bermuda corporation whose principal business is investments in accordance with directions received from its sole shareholder, NXA. The address of the principal business and principal office of Norex Drilling is Cedar House, 41 Cedar Avenue, Hamilton, HM-12, Bermuda. The executive officers and directors of Norex Drilling are listed in Annex A attached hereto. NXA is considered the control person of Norex Drilling. Other control persons may be deemed to include Elderberry Holdings Limited, a Bahamas company ("Elderberry"), Harrington Trust Limited, a Bermuda trust company (the "Trustee") and Sero Trust, a Bermuda trust (the "Trust"). Elderberry owns approximately 35.15% of the issued and outstanding common stock of NXA. The Trustee owns Elderberry and approximately 3.48% of the issued and outstanding common stock of NXA on behalf of the Trust whose potential beneficiaries include the mother and four brothers of Kristian Siem, referred to below.

            NXA is a Cayman Islands company whose principal business is investments in securities issued by oil and gas industry companies and in oil and gas drilling rigs. NXA owns 100% of the issued and outstanding capital stock of Norex Drilling. The address of the principal business and principal office of NXA is P.O. Box HM 429, Hamilton, HM BX, Bermuda (Registered office: c/o Appleby Spurling & Kempe, Cedar House, 41 Cedar Avenue, Hamilton, HM-12, Bermuda). The executive officers and directors of NXA are listed in Annex B attached hereto; there are no other control persons of NXA, except for Elderberry, Trustee and the Trust.

            Siem, the Chairman of the Board, Director and Vice President of Norex Drilling, the Chairman of the Board, Director and CEO of NXA, the Chairman of the Board and Managing Director of Pronor and the Chairman of the Board and Managing Director of Prosperity, is a natural person who lives at 30 Hyde Park Gate, London, England. The present principal occupation or employment of Siem is as Chairman of the Board and Chief Executive Officer of NXA. Siem is a citizen of Norway.

            Capstick, a Director and the President of Norex Drilling and the President of NXA, is a natural person whose registered business address is Cedar House, 41 Cedar Avenue, Hamilton, HM-12, Bermuda. The present principal occupation or employment of Capstick is as a Director and President of NXA. Capstick is a citizen of Bermuda.

            Pronor is a British Virgin Islands company whose principal business is investments. The address of the principal business and principal office of Pronor is c/o Morgan & Morgan Trust Corp. Ltd., Road Town, Pasea Estate, Tortola, British Virgin Islands. The executive officers and directors of Pronor are listed in Annex C attached hereto; there are no other control persons of Pronor, except for Prosperity, NXA and Orkla ASA, a Kingdom of Norway company ("Orkla").

            Prosperity is a British Virgin Islands company formed as a joint venture between NXA and Orkla, whose principal business is investments. Prosperity owns 100% of the outstanding capital stock of Pronor. The address of the principal business and principal office of Prosperity is c/o Morgan & Morgan Trust Corp. Ltd., Road Town, Pasea Estate, Tortola, British Virgin Islands. The executive officers and directors of Prosperity are listed in Annex D attached hereto; there are no other control persons of Prosperity, except for NXA and Orkla, the principal shareholders of Prosperity.

            Orkla is a Kingdom of Norway company. Orkla owns approximately 47.06% of the outstanding capital stock of Pronor. The members of the Drilling Group believe that the principal business of Orkla is investments and that the address of the principal business and principal office of Orkla is P.O. Box 308, 1342 Lysaker, Norway. On September 5, 1996, Orkla accepted an offer from NXA, pursuant to which NXA will purchase Orkla's 47.06% interest in Prosperity for $4,000,000, with an approximate closing date of September 12, 1996. See Item 6 and Exhibits X and XI attached hereto.

            During the last five years, no member of the Drilling Group (and, to the best knowledge of the members of the Drilling Group, no executive officer, director and/or control person of any member of the Drilling Group) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). During the last five years, no member of the Drilling Group (and, to the best knowledge of the members of the Drilling Group, no executive officer, director and/or control person of any member of the Drilling Group) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.     Source and Amount of Funds or Other Consideration.

            Somerset Group

            Pursuant to the terms and conditions of that certain Agreement and Plan of Merger between the Company and SIC dated May 7, 1996, as amended by an Amendment dated June 11, 1996, and a Second Amendment dated July 26, 1996 (as amended, the "Somerset Merger Agreement"), on August 29, 1996 (the "Effective Date"), SIC was merged with and into the Company and each outstanding share of common stock of SIC (individually, a "Somerset Share" and collectively, the "Somerset Shares") was converted into the right to receive 39,423.978 shares of Company Common Stock, or an aggregate of 39,423,978 shares of Company Common Stock (hereinafter, the "Somerset Merger"). The Somerset Merger exchange ratio was based on a $25,000,000 valuation placed upon the Somerset Shares, based upon cash contributions by the shareholders of SIC (individually, a "Somerset Shareholder" and collectively, the "Somerset Shareholders") to SIC of at least $25,000,000. In addition to the 39,423,978 shares of Company Common Stock issued to the Somerset Shareholders (inclusive of Somerset and SCP, as well as certain other persons that are not members of the Somerset Group and are not Reporting Persons), in the Somerset Merger, in accordance with the terms of the Somerset Merger Agreement, the Company also issued to the Somerset Shareholders certain warrants (collectively, the "Somerset Shareholder Shadow Warrants"), which provide the Somerset Shareholders the right to purchase up to 1,720,000 shares of Company Common Stock, exercisable only in the event that the issued and outstanding Series A Preferred Stock of the Company is converted into Company Common Stock or a certain option to acquire shares of Company Common Stock is exercised, and in such event, only with respect to an equivalent number of shares as are subject to such conversion or exercise. (See
Item 4 below for further details with respect to the Somerset Shareholder Shadow Warrants.) The shares of Company Common Stock issued in the Somerset Merger to the Somerset Shareholders represent approximately one-third of the shares of the Company Common Stock outstanding immediately after the Somerset Merger and the Rig Merger (as such term is hereinafter defined; the Somerset Merger and the Rig Merger being sometimes hereinafter collectively referred to as the "Mergers").

            Of the aggregate 39,423,978 shares of Company Common Stock issued to the Somerset Shareholders in the Somerset Merger, (i) 35,423,978 shares of Company Common Stock were issued to members of the Somerset Group, are held subject to the terms and conditions of the Shareholders Agreement and are part of the aggregate number of shares deemed beneficially owned by the reporting persons named in Item 2 above and signatory hereto as members of the Group described in the Introduction section of this Schedule 13D and (ii) 4,000,000 shares of Company Common Stock were issued to Somerset Shareholders who are not members of the Somerset Group, and such shares are not held subject to the terms and conditions of the Shareholders Agreement and are not part of the aggregate number of shares deemed beneficially owned by the reporting persons named in
Item 2 above and signatory hereto as members of the Group described in the Introduction section of this Schedule 13D. Of the aggregate 1,720,000 shares of Company Common Stock that are the subject of the Somerset Shareholder Shadow Warrants, (i) 1,545,487 shares of Company Common Stock are the subject of Somerset Shareholder Shadow Warrants issued to members of the Somerset Group (hereinafter, the "Somerset Group Shadow Warrants") and (ii) 174,513 shares of Company Common Stock are the subject of Somerset Shareholder Shadow Warrants issued to Somerset Shareholders who are not members of the Somerset Group. The shares of Company Common Stock issued in the Somerset Merger to the Somerset Shareholders that are members of the Somerset Group represent approximately 30.09% of the shares of the Company Common Stock outstanding immediately after the Mergers.

            The source of funds for the $19,000,000 cash contribution made by Somerset to SIC was the offering and sale of limited liability company interests in Somerset in a private placement transaction. The source of funds for the $6,000,000 cash contribution made by SCP to SIC was as follows: (i) $2,000,000 borrowed by Webster and Ziegler from Citibank N.A., secured by common stock of a company not affiliated with the Company that is owned indirectly by them through a corporation that they own and control, and contributed to SCP for their general partnership interest therein, (ii) $1,000,000 contributed by O'Neill for his general partnership interest in SCP and (iii) $3,000,000 contributed by other investors who are not part of the Somerset Group and not Reporting Persons.

            Mullen/Oliver Group

            Pursuant to the terms and conditions of that certain Agreement and Plan of Merger among the Company, DI Merger Sub, Inc. ("Company Sub"), Oliver, Mullen, R.T. Oliver, Inc. ("RTO") and Land Rig Acquisition Corp. ("LRAC") dated May 7, 1996, as amended by an

Amendment dated June 11, 1996 and a Second Amendment dated July 26, 1996 (as amended, the "Rig Merger Agreement"; and together with the Somerset Merger Agreement, the "Merger Agreements"), on the Effective Date, (i) RTO and Company Sub were merged with and into LRAC, with LRAC as the surviving corporation, and LRAC became a wholly-owned subsidiary of the Company, (ii) each of the outstanding shares of common stock of RTO (individually, a "RTO Share" and collectively, the "RTO Shares") was converted into the right to receive 22,650.652 shares of Company Common Stock, or an aggregate of 11,325,326 shares of Company Common Stock and (iii) each of the outstanding shares of common stock of LRAC (individually, a "LRAC Share" and collectively, the "LRAC Shares"; the RTO Shares and the LRAC Shares being sometimes hereinafter collectively referred to as the "RTO/LRAC Shares") was converted into the right to receive 28,098.652 shares of Company Common Stock, or an aggregate of 28,098,652 shares of Company Common Stock (hereinafter, the "Rig Merger"). The Rig Merger exchange ratio was based on a $25,000,000 valuation placed upon the RTO/LRAC Shares, based upon a valuation of an 18-unit fleet of all electric land drilling rigs (collectively, the "Merger Rigs") owned by RTO and LRAC prior to the Rig Merger and owned solely by LRAC upon consummation of the Rig Merger. In addition to the 39,423,978 shares of Company Common Stock issued to the shareholders of RTO and LRAC (inclusive of the members of the Mullen/Oliver Group, as well as certain other persons that are not members of the Mullen/Oliver Group and are not Reporting Persons) in the Rig Merger (hereinafter, sometimes collectively referred to as the "RTO/LRAC Shareholders"), in the Rig Merger, in accordance with the terms of the Rig Merger Agreement, the Company also issued to the RTO/LRAC Shareholders certain warrants (collectively, the "RTO/LRAC Shadow Warrants"), which provide the RTO/LRAC Shareholders the right to purchase up to 1,720,000 shares of Company Common Stock, exercisable only in the event that the issued and outstanding Series A Preferred Stock of the Company is converted into Company Common Stock or a certain option to acquire shares of Company Common Stock is exercised, and in such event, only with respect to an equivalent number of shares as are subject to such conversion or exercise. (See Item 4 below for further details with respect to the RTO/LRAC Shareholder Shadow Warrants.) The shares of Company Common Stock issued in the Rig Merger to the RTO/LRAC Shareholders represent approximately one-third of the shares of the Company Common Stock outstanding immediately after the Mergers.

            Of the aggregate 39,423,978 shares of Company Common Stock issued to the RTO/LRAC Shareholders in the Rig Merger, (i) 33,200,407 shares of Company Common Stock were issued to members of the Mullen/Oliver Group, are held subject to the terms and conditions of the Shareholders Agreement and are part of the aggregate number of shares deemed beneficially owned by the reporting persons named in Item 2 above and signatory hereto as members of the Group described in the Introduction section of this Schedule 13D and (ii) 6,223,571 shares of Company Common Stock were issued to RTO/LRAC Shareholders who are not members of the Mullen/Oliver Group, and such shares are not held subject to the terms and conditions of the Shareholders Agreement and are not part of the aggregate number of shares deemed beneficially owned by the reporting persons named in
Item 2 above and signatory hereto as members of the Group described in the Introduction section of this Schedule 13D. Of the aggregate 1,720,000 shares of Company Common Stock that are the subject of the RTO/LRAC Shadow Warrants, (i) 1,448,445 shares of Company Common Stock are the subject of RTO/LRAC Shadow Warrants issued to members of the Mullen/Oliver Group (hereinafter, the

"Mullen/Oliver Shadow Warrants") and (ii) 271,555 shares of Company Common Stock are the subject of RTO/LRAC Shadow Warrants issued to RTO/LRAC Shareholders who are not members of the Mullen/Oliver Group. The shares of Company Common Stock issued in the Rig Merger to the RTO/LRAC Shareholders that are members of the Mullen/Oliver Group represent approximately 28.20% of the shares of the Company Common Stock outstanding immediately after the Mergers.

            The Merger Rigs which indirectly served as the consideration for the acquisition by the members of the Mullen/Oliver Group of the shares of Common Stock of the Company received by them in the Rig Merger were existing oil rig inventory of RTO and LRAC.

            Drilling Group

            The source and amount of funds for the original 20,690,105 shares of Common Stock acquired by Norex Drilling on June 2, 1994 (inclusive of the aggregate 18,730,105 shares currently owned by the Drilling Group) was working capital of Norex Drilling and/or its sole shareholder, NXA, in the aggregate amount of $14,483,073, or $0.70 per share, paid in cash to the seller of such shares. On July 1, 1994, Norex Drilling and NXA sold 1,960,000 of the shares of Common Stock acquired by them in June of 1994. In October of 1995, NXA and Orkla formed Prosperity as a joint venture company and part of the shareholder contribution made by NXA to capitalize Prosperity was 8,300,000 shares of Common Stock of the Company that were subsequently transferred, together with other assets, by Prosperity to its wholly-owned subsidiary, Pronor.

Item 4.     Purpose of Transaction.

            As disclosed in Item 3 above, the members of the Drilling Group acquired the shares of Company Common Stock owned by them prior to the contemplation of the Mergers in private transactions, the members of the Somerset Group acquired the shares of Company Common Stock owned by them in the Somerset Merger and the members of the Mullen/Oliver Group acquired the shares of Company Common Stock owned by them in the Rig Merger.

            The purpose of the initial acquisition of the 18,730,105 shares of Company Common Stock acquired by Norex Drilling and NXA in June of 1994, as previously disclosed in that certain Schedule 13D dated May 26, 1994, as amended by Amendment 1 to Schedule 13D dated August 24, 1994, filed by Norex Drilling and NXA with the Commission, was investment, and the purpose of the transfer of the 8,300,000 shares of Company Common Stock by Norex Drilling and NXA to Pronor in October of 1995, as previously disclosed in that certain Amendment No. 2 to
Schedule 13D dated October 17, 1995, filed by Norex Drilling, NXA and Pronor with the Commission, was to satisfy the shareholder contribution requirements agreed to by each of NXA and Orkla for the purpose of capitalizing both Prosperity and Pronor. The members of the Drilling Group have retained the shares of Common Stock primarily for investment purposes, but also with a view towards influencing management.

            The 35,423,978 shares of Company Common Stock issued to the members of the Somerset Group in the Somerset Merger and the 33,200,407 shares of Company Common Stock issued to members of the Mullen/Oliver Group in the Rig Merger were acquired by such reporting persons primarily for investment purposes, but also with a view towards influencing management. In addition, as members of the Mullen/Oliver Group are suppliers of drilling equipment, another reason for the consummation of the Rig Merger by the members of the Mullen/Oliver Group was to provide for the sale of the interests in the Merger Rigs by LRAC and RTO.

            As disclosed in Item 3 above, (i) in addition to the 35,423,978 shares of Company Common Stock issued to the members of the Somerset Group in the Somerset Merger, in accordance with the terms of the Somerset Merger Agreement, the Company also issued to the members of the Somerset Group the Somerset Group Shadow Warrants, which provide the members of the Somerset Group the right to purchase up to 1,545,487 shares of Company Common Stock under certain circumstances and (ii) in addition to the 33,200,407 shares of Company Common Stock issued to the members of the Mullen/Oliver Group in the Rig Merger, in accordance with the terms of the Rig Merger Agreement, the Company also issued to the members of the Mullen/Oliver Group the Mullen/Oliver Shadow Warrants, which provide the Mullen Oliver Group the right to purchase up to 1,448,445 shares of Company Common Stock under certain circumstances. The Somerset Group Shadow Warrants and the Mullen/Oliver Shadow Warrants (collectively, the "Reporting Group Shadow Warrants"; and together with the other shadow warrants issued in the Mergers to Somerset Shareholders and LRAC Shareholders who are not Reporting Persons, the "Shadow Warrants") are essentially anti-dilution devices that are exercisable only in the event that the issued and outstanding Series A Preferred Stock of the Company is converted into Company Common Stock or a certain option to acquire shares of Company Common Stock (the "Option") is exercised, and in such event, only with respect to an equivalent number of shares as are subject to such conversion or exercise. The Shadow Warrants (inclusive of the Reporting Group Shadow Warrants) will be exercisable at the conversion price or option price (as applicable) at which the shares of Series A Preferred Stock are converted (i.e., $1.25 per share) or the Option is exercised (i.e., $1.00 per share), if at all.

            As further described in Item 6 below, contemporaneously with the execution and delivery of the Merger Agreements, Somerset and SCP, each of the members of the Mullen/Oliver Group other than PRD and N78 (although the shares of Company Common Stock owned of record by them are held subject to the terms of the Shareholders' Agreement) and Norex Drilling and Pronor entered into the Shareholders' Agreement, which became effective as of the Effective Date of the Mergers. Pursuant to the terms of the Shareholders' Agreement, the Shareholders' Agreement Parties are required to vote their Company Common Stock so as to ensure that the Board of Directors and the board of directors of any material subsidiary (as defined) of the Company consists of five directors, of which the Drilling Group, the Mullen/Oliver Group and the Somerset Group will each be entitled to designate and maintain one director and the remaining two of which (the "Non-Party Directors") shall be persons who are not officers of the Company and do not represent any concentrated or family holdings of shares of stock of the Company (including any of the Shareholders' Agreement Parties). The initial nominees under the Shareholders' Agreement were William R. Ziegler on behalf of the Somerset Group, Ivar Siem on behalf of the Drilling Group, Roy T. Oliver, Jr. on behalf of the Muller/Oliver Group and Steven A. Webster and Peter M. Holt as the Non-Party Directors. In addition, each of the Shareholders' Agreement Parties has granted the other parties a four year irrevocable proxy to enforce the foregoing provisions (individually, an "Irrevocable Proxy" and collectively, the "Irrevocable

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

Proxies"). At the Annual Meeting of the Shareholders of the Company held on August 27, 1996, the above-listed director nominees were elected by the shareholders as the directors of the Company to serve until the next Annual Meeting of the Shareholders of the Company and the Mergers were approved by the shareholders of the Company. See Item 6 for further details with respect to the Shareholders' Agreement.

            The consummation of the transactions contemplated by the Merger Agreements was subject to the satisfaction of various conditions that were outside of the control of the parties to such agreements, including, without limitation, the approval of such transactions by the shareholders of the Company (which approval was obtained on August 27, 1996) and the approval by the American Stock Exchange of the listing of the shares of Company Common Stock to be issued in the Mergers (which approval was obtained on August 28, 1996). The Mergers were effected and the shares of Company Common Stock were issued on August 29, 1996.

            Although there is no present intention to do so any of the Reporting Persons may decide to make additional purchases of Common Stock in the future either in the open market or in private transactions, subject to their evaluation of the Company's business, prospects and financial condition, the market for the Common Stock, other opportunities available to the Reporting Persons, prospects for the respective business' of the Reporting Persons, general economic conditions, money and stock market conditions and other future developments.

            PRD and N78 intend to distribute to their respective partners all shares of the Common Stock of the Company acquired by them in connection with the Rig Merger. None of such partners other than MMEER is a Reporting Person. In addition, MMEER and Oliver intend to transfer a presently undeterminable number of shares of the Common Stock to persons who are not Reporting Persons in satisfaction of certain contractual obligations that are unrelated to the Company or Common Stock of the Company.

            As previously disclosed in Item 2 above, pursuant to the terms of that certain Stock Purchase Agreement dated September 5, 1996 between NXA and Orkla (the "NXA Stock Purchase Agreement"), NXA has the right to acquire Orkla's 47.06% interest in Prosperity, the sole shareholder of Pronor, which owns 8,300,000 shares of Common Stock. The consummation of this transaction, presently scheduled to take place on September 12, 1996, would result in NXA acquiring full beneficial ownership of these shares of Common Stock. See Item 6 and Exhibits X and XI attached hereto.

            Depending upon the results of the reviews and the other factors mentioned above, any one of the Reporting Persons, at any time, may decide to change its intention with respect to the acquisition and/or retention of shares of Common Stock, including, without limitation, a determination to increase, decrease or entirely dispose of its holdings of Common Stock, although, except for the contemplated distribution of shares of Common Stock by PRD and N78 to its partners and by MMEER and Oliver in satisfaction of certain contractual obligations and the proposed acquisition by NXA of the direct interest in Prosperity (and therefore the indirect interest in the shares of Common Stock owned by Pronor) described above, none of the Reporting Persons has any current intention to do so.

            Any one of the Reporting Persons may also approach members of the Company's management either directly or indirectly through the director representatives of the three shareholder groups under the Shareholders' Agreement in connection with the foregoing and/or any other matter enumerated in clauses (a) through (j) of Item 4 of Schedule 13D and/or each of Ivar Siem, Oliver and Ziegler, in their capacities as directors of the Company, may seek to influence the management of the Company.

            The descriptions of the Merger Agreements, the Reporting Group Shadow Warrants, the Shareholders' Agreement (inclusive of the other agreements which are exhibits thereto, including, without limitation, the Form of Irrevocable Proxy) and the NXA Stock Purchase Agreement contained in this Item 4 are summaries and are subject to and qualified in their entirety by reference to the detailed provisions of such documents, copies of which are attached hereto as Exhibits and incorporated herein by reference (see Item 7 below for specific Exhibit references).

            Except as discussed above in this Item 4 (inclusive of the provisions of the documents incorporated herein by reference), none of the Reporting Persons nor, to the best knowledge of the Reporting Persons, any director or executive officer of any Reporting Person that is not a Reporting Person hereunder, has any current plans or proposals which relate to or would result in the occurrence of any actions or events specified in clauses (a) through (j) of Item 4 of Schedule 13D.

 Item 5.    Interest in Securities of the Issuer.

            (a) The aggregate number and percentage of shares of Common Stock beneficially owned by each person named in Item 2 above are as follows:

            Somerset Group

            The aggregate number and percentage of the Common Stock which are owned beneficially and of record by Somerset on the date hereof are 29,962,223 shares of Common Stock, or approximately 25.45% of the 117,720,734 shares of Common Stock issued and outstanding after giving effect to the consummation of the Mergers.

            The aggregate number and percentage of the Common Stock which are owned beneficially by SCP on the date hereof are 35,423,978 shares of Common Stock, or approximately 30.09% of the 117,720,734 shares of Common Stock issued and outstanding after giving effect to the consummation of the Mergers, which number and percentage include the 29,962,223 shares owned of record by Somerset, since SCP is the managing member of Somerset, as well as the 5,461,755 shares owned of record by SCP.

            The aggregate number and percentage of the Common Stock which are owned beneficially by each of O'Neill and Webster on the date hereof are 35,423,978 shares of Common Stock, or approximately 30.09% of the 117,720,734 shares of Common Stock issued and outstanding after giving effect to the consummation of the Mergers, which number and percentage include the 29,962,223 shares owned of record by Somerset and the 5,461,755 shares owned of record by SCP, since each of O'Neill and Webster is a partner of SCP and SCP is the managing member of Somerset.

            The aggregate number and percentage of the Common Stock which are owned beneficially by Ziegler on the date hereof are 35,428,978 shares of Common Stock, or approximately 30.1% of the 117,720,734 shares of Common Stock issued and outstanding after giving effect to the consummation of the Mergers, which number and percentage include the 29,962,223 shares owned of record by Somerset and the 5,461,755 shares owned of record by

SCP, since Ziegler is a partner of SCP and SCP is the managing member of Somerset, as well as 5,000 shares owned of record by Ziegler.

            Notwithstanding the foregoing, if each of Somerset, SCP, O'Neill, Webster and Ziegler are deemed to constitute a "group" within the meaning of
Section 13(d)(3) and Rule 13d-5(b) by virtue of their action in concert in connection with the acquisition of an aggregate of 35,423,978 shares of Common Stock pursuant to the Somerset Merger Agreement, then each of the foregoing members of the Somerset Group may be deemed to beneficially own an aggregate of 35,428,978 shares of Company Common Stock, or approximately 30.1% of the 117,720,734 shares of Common Stock issued and outstanding after giving effect to the consummation of the Mergers (inclusive of the 35,423,978 shares of Common Stock acquired by such persons pursuant to the Somerset Merger Agreement and the 5,000 shares of Common Stock acquired individually by Ziegler several years ago).

            The foregoing aggregate number and percentage of the Common Stock beneficially owned by the various members of the Somerset Group as of the date hereof does not include any shares of Common Stock that any member of the Somerset Group may have the right to acquire upon any exercise of the Somerset Group Shadow Warrant, as any such right to acquire shares of Common Stock pursuant to the Somerset Shadow Warrant is contingent upon the occurrence of events not within the control of any member of the Somerset Group and which may or may not occur within 60 days of the date hereof.

            Mullen/Oliver Group

            The aggregate number and percentage of the Common Stock which are owned beneficially and of record by USRE on the date hereof are 3,097,876 shares of Common Stock, or approximately 2.63% of the 117,720,734 shares of Common Stock issued and outstanding after giving effect to the consummation of the Mergers.

            The aggregate number and percentage of the Common Stock which are owned beneficially and of record by Oliver on the date hereof are 15,214,208 shares of Common Stock, or approximately 12.92% of the 117,720,734 shares of Common Stock issued and outstanding after giving effect to the consummation of the Mergers, which number and percentage include (i) the 3,097,876 shares owned of record by USRE, since USRE is a corporation wholly-owned and controlled by Oliver, (ii) the 11,325,326 shares owned of record by Oliver and (iii) 791,006 shares owned beneficially by Oliver as a result of an oral understanding with MMEER.

            The aggregate number and percentage of the Common Stock which are owned beneficially and of record by PRD on the date hereof are 2,329,097 shares of Common Stock, or approximately 1.98% of the 117,720,734 shares of Common Stock issued and outstanding after giving effect to the consummation of the Mergers.

            The aggregate number and percentage of the Common Stock which are owned beneficially and of record by N78 on the date hereof are 1,497,096 shares of Common Stock, or approximately 1.27% of the 117,720,734 shares of Common Stock issued and outstanding after giving effect to the consummation of the Mergers.

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

            The aggregate number and percentage of the Common Stock which are owned beneficially and of record by GCT on the date hereof are 3,616,016 shares of Common Stock, or approximately 3.07% of the 117,720,734 shares of Common Stock issued and outstanding after giving effect to the consummation of the Mergers.

            The aggregate number and percentage of the Common Stock which are owned beneficially by MMEER on the date hereof are 15,161,189 shares of Common Stock, or approximately 12.88% of the 117,720,734 shares of Common Stock issued and outstanding after giving effect to the consummation of the Mergers, which number and percentage include the 3,826,193 shares collectively owned of record by PRD and N78, since MMEER is the sole general partner of each of PRD and N78, as well as the 11,334,996 shares owned of record by MMEER.

            The aggregate number and percentage of the Common Stock which are owned beneficially by Mullen on the date hereof are 18,777,205 shares of Common Stock, or approximately 15.95% of the 117,720,734 shares of Common Stock issued and outstanding after giving effect to the consummation of the Mergers, which number and percentage include the 15,161,189 shares owned beneficially by MMEER (of which 11,334,996 shares are owned of record by MMEER and an aggregate of 3,826,193 shares are beneficially owned through PRD and N78) and the 3,616,016 shares owned beneficially and of record by GCT, since each of MMEER and GCT is a corporation controlled by Mullen.

            Notwithstanding the foregoing, if each of USRE, Oliver, PRD, N78, GCT, MMEER and Mullen are deemed to constitute a "group" within the meaning of
Section 13(d)(3) and Rule 13d-5(b) by virtue of their action in concert in connection with the acquisition of an aggregate of 33,200,407 shares of Common Stock pursuant to the Rig Merger Agreement, then each of the foregoing members of the Mullen/Oliver Group may be deemed to beneficially own all 33,200,407 shares of Common Stock, or approximately 28.20% of the 117,720,734 shares of Common Stock issued and outstanding after giving effect to the consummation of the Mergers, acquired by such persons pursuant to the Rig Merger Agreement.

            The foregoing aggregate number and percentage of the Common Stock beneficially owned by the various members of the Mullen/Oliver Group as of the date hereof does not include any shares of Common Stock that any member of the Mullen/Oliver Group may have the right to acquire upon any exercise of the Mullen/Oliver Shadow Warrants, as any such right to acquire shares of Common Stock pursuant to the Mullen/Oliver Shadow Warrants is contingent upon the occurrence of events not within the control of any member of the Mullen/Oliver Group and which may or may not occur within 60 days of the date hereof.

            Drilling Group

            The aggregate number and percentage of the Common Stock which are owned beneficially and of record by Norex Drilling on the date hereof are 10,430,105 shares of Common Stock, or approximately 8.86% of the 117,720,734 shares of Common Stock issued and outstanding after giving effect to the consummation of the Mergers.

            The aggregate number and percentage of the Common Stock which are owned beneficially and of record by Pronor on the date hereof are 8,300,000 shares of Common Stock, or approximately 7.05% of the 117,720,734 shares of Common Stock issued and outstanding after giving effect to the consummation of the Mergers.

            NXA, as the control person of Norex Drilling, may be deemed to beneficially own the 10,430,105 shares of Common Stock owned of record by Norex Drilling, or approximately 8.86% of the 117,720,734 shares of Common Stock issued and outstanding after giving effect to the consummation of the Mergers. In addition, NXA, as a principal shareholder of Prosperity, which is the sole shareholder of Pronor, may be deemed to beneficially own the 8,300,000 shares of Common Stock owned of record by Pronor, or approximately 7.05% of the 117,720,734 shares of Common Stock issued and outstanding after giving effect to the consummation of the Mergers. Notwithstanding the foregoing, until the consummation of the transactions contemplated by the NXA Stock Purchase Agreement, Orkla, as a principal shareholder of Prosperity, which is the sole shareholder of Pronor, may be deemed to share beneficial ownership of the 8,300,000 shares of Common Stock owned of record by Pronor, or approximately 7.05% of the 117,720,734 shares of Common Stock issued and outstanding after giving effect to the consummation of the Mergers.

            Notwithstanding the foregoing, if each of Norex Drilling, Pronor, NXA (after giving effect to the pending purchase of Orkla's interest in Prosperity by NXA), Prosperity, Siem and Capstick are deemed to constitute a "group" within the meaning of Section 13(d)(3) and Rule 13d-5(b) by virtue of their action in concert in connection with the initial acquisition of an aggregate of 18,730,105 shares of Common Stock by Norex Drilling and Pronor, then each of the foregoing members of the Drilling Group may be deemed to beneficially own all 18,730,105 shares of Common Stock, or approximately 15.91% of the 117,720,734 shares of Common Stock issued and outstanding after giving effect to the consummation of the Mergers, so acquired and held by the individual members of the Drilling Group.

            Each of Siem and Capstick and each of the other individuals listed on Annexes A - D attached hereto expressly disclaims beneficial ownership of any shares of Common Stock covered by this Statement.

            Reporting Group

            Notwithstanding the foregoing, if each of the members of the Somerset Group, the Mullen/Oliver Group and the Drilling Group are deemed to constitute a "group" within the meaning of Section 13(d)(3) and Rule 13d-5(b) by virtue of the fact that the shares of Common Stock of the Company directly or indirectly beneficially owned by them are held subject to the certain agreements with respect to the voting and disposition of same under the terms and conditions of the Shareholders Agreement, then each of the foregoing members of each of the Somerset Group, the Mullen/Oliver Group and the Drilling Group may be deemed to beneficially own all of the 87,359,490 shares of Common Stock, or approximately 74.21% of the 117,720,734 shares of Common Stock issued and outstanding after giving effect to the consummation of the Mergers, held subject to the terms and conditions of the Shareholders Agreement. Each of the members of the Somerset Group expressly disclaims beneficial

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

ownership of the shares of Common Stock acquired and owned of record by any members of each of the Mullen/Oliver Group and the Drilling Group; each of the members of the Mullen/Oliver Group expressly disclaims beneficial ownership of the shares of Common Stock acquired and owned of record by any members of each of the Somerset Group and the Drilling Group; and each of the members of the Drilling Group expressly disclaims beneficial ownership of the shares of Common Stock acquired and owned of record by any members of each of the Somerset Group and the Mullen/Oliver Group.

            (b) With respect to each person named in response to paragraph (a) of this Item 5 of Schedule 13D, set forth below are the number of shares of Common Stock as to which there is sole power to vote or to direct the vote, shared power to vote or direct the vote, and sole or shared power to dispose or direct the disposition:

            Somerset Group

            Subject to the terms and conditions of the Shareholders Agreement and the Irrevocable Proxy executed and delivered by Somerset thereunder, (i) Somerset may be deemed to have the sole power to vote (and direct the vote of) and to dispose of (and direct the disposition of) the 29,962,223 shares of Common Stock owned of record by it and (ii) notwithstanding the foregoing, SCP, as the sole managing member of Somerset, and each of O'Neill, Webster and Ziegler, as the general partners of SCP, may be deemed to share the power to vote (and direct the vote of) and to dispose of (and direct the disposition of) the 29,962,223 shares of Common Stock owned of record by Somerset.

            Subject to the terms and conditions of the Shareholders Agreement and the Irrevocable Proxy executed and delivered by SCP thereunder, (i) SCP may be deemed to (A) have the sole power to vote (and direct the vote of) and to dispose of (and direct the disposition of) the 5,461,755 shares of Common Stock owned of record by it and (B) as the sole managing member of Somerset, share the power to vote (and direct the vote of) and to dispose of (and direct the disposition of) the 29,962,223 shares of Common Stock owned of record by Somerset and (ii) notwithstanding the foregoing, each of O'Neill, Webster and Ziegler, as the general partners of SCP, may be deemed to share the power to vote (and direct the vote of) and to dispose of (and direct the disposition of)
(A) the 5,461,755 shares of Common Stock owned of record by SCP and (B) the 29,962,223 shares of Common Stock owned of record by Somerset and beneficially by SCP.

            Subject to the terms and conditions of the Shareholders Agreement and the Irrevocable Proxies executed and delivered by each of Somerset and SCP thereunder, (i) each of O'Neill, Webster and Ziegler, as the general partners of SCP, may be deemed to share the power to vote (and direct the vote of) and to dispose of (and direct the disposition of) the 35,423,978 shares of Common Stock beneficially owned by SCP 5,461,755 shares of which are owned of record by SCP and 29,962,223 shares of which are owned of record by Somerset) and (ii) Ziegler may be deemed to have the sole power to vote (and direct the vote of) and to dispose of (and direct the disposition of) the 5,000 shares of Common Stock owned of record by him.

            In addition, notwithstanding the foregoing, (i) if each of Somerset, SCP, O'Neill, Webster and Ziegler are deemed to constitute a "group" within the meaning of Section 13(d)(3) and Rule 13d-5(b) by virtue of their action in concert in connection with the acquisition of an aggregate of 35,423,978 shares of Common Stock pursuant to the Somerset Merger Agreement, then (A) Somerset may be deemed to share with SCP and each of O'Neill, Webster and Ziegler, the power to vote (and direct the vote of) and to dispose of (and direct the disposition of) the 5,461,755 shares of Common Stock owned of record by SCP and (B) each of Somerset, SCP, O'Neill and Webster may be deemed to share with Ziegler the power to vote (and direct the vote of) and to dispose of (and direct the disposition of) the 5,000 shares of Common Stock owned of record by Ziegler and (ii) if each of the members of the Somerset Group, the Mullen/Oliver Group and the Drilling Group are deemed to constitute a "group" within the meaning of Section 13(d)(3) and Rule 13d-5(b) by virtue of the fact that the shares of Common Stock of the Company directly or indirectly beneficially owned by them are held subject to the certain agreements with respect to the voting and disposition of same under the terms and conditions of the Shareholders Agreement and the Irrevocable Proxies executed and delivered thereunder, then (A) each of the foregoing members of the Somerset Group may be deemed to share with the members of each of the Mullen/Oliver Group and the Drilling Group, the power to vote (and direct the vote of) and to dispose of (and direct the disposition of) the 33,200,407 shares of Common Stock owned of record by the various members of the Mullen/Oliver Group and the 18,730,105 shares of Common Stock owned of record by the various members of the Drilling Group and (B) each of the members of the Mullen/Oliver Group and the Drilling Group may be deemed to share with the members of the Somerset Group, the power to vote (and direct the vote of) and to dispose of (and direct the disposition of) the 35,428,978 shares of Common Stock owned of record by the various members of the Somerset Group. Each of the members of the Somerset Group expressly disclaims beneficial ownership of the shares of Common Stock acquired and owned of record by any members of each of the Mullen/Oliver Group and the Drilling Group.

            Mullen/Oliver Group

            Subject to the terms and conditions of the Shareholders Agreement and the Irrevocable Proxy executed and delivered by USRE thereunder, (i) USRE may be deemed to have the sole power to vote (and direct the vote of) and to dispose of (and direct the disposition of) the 3,097,876 shares of Common Stock owned of record by it and (ii) notwithstanding the foregoing, Oliver, as the sole owner and control person of USRE, may be deemed to share the power to vote (and direct the vote of) and to dispose of (and direct the disposition of) the 3,097,876 shares of Common Stock owned of record by USRE.

            Subject to the terms and conditions of the Shareholders Agreement and the Irrevocable Proxies executed and delivered by each of USRE and Oliver thereunder, Oliver may be deemed to (i) have the sole power to vote (and direct the vote of) and to dispose of (and direct the disposition of) the 11,325,326 shares owned of record by Oliver, (ii) as the sole owner and control person of USRE, share the power to vote (and direct the vote of) and to dispose of (and direct the disposition of) the 3,097,876 shares of Common Stock owned of record by USRE, and (iii) as a result of an oral understanding with MMEER, share the power to vote (and to direct the vote of) and to dispose of (and direct the disposition of) 791,006 shares of Common Stock owned of record by MMEER and/or entities controlled by MMEER.

            Subject to the terms and conditions of the Shareholders Agreement and the Irrevocable Proxy executed and delivered by MMEER, the sole general partner of PRD, thereunder, (i) PRD may be deemed to have the sole power to vote (and direct the vote of) and to dispose of (and direct the disposition of) the 2,329,097 shares of Common Stock owned of record by it and (ii) notwithstanding the foregoing, MMEER, as the sole general partner of PRD, and Mullen, as the control person of MMEER, may be deemed to share the power to vote (and direct the vote of) and to dispose of (and direct the disposition of) the 2,329,097 shares of Common Stock owned of record by PRD.

            Subject to the terms and conditions of the Shareholders Agreement and the Irrevocable Proxy executed and delivered by MMEER, the sole general partner of N78, thereunder, (i) N78 may be deemed to have the sole power to vote (and direct the vote of) and to dispose of (and direct the disposition of) the 1,497,096 shares of Common Stock owned of record by it and (ii) notwithstanding the foregoing, MMEER, as the sole general partner of N78, and Mullen, as the sole control person of MMEER, may be deemed to share the power to vote (and direct the vote of) and to dispose of (and direct the disposition of) the 1,497,096 shares of Common Stock owned of record by N78.

            Subject to the terms and conditions of the Shareholders Agreement and the Irrevocable Proxy executed and delivered by GCT thereunder, (i) GCT may be deemed to have the sole power to vote (and direct the vote of) and to dispose of (and direct the disposition of) the 3,616,016 shares of Common Stock owned of record by it and (ii) notwithstanding the foregoing, Mullen, as the sole control person of GCT, may be deemed to share the power to vote (and direct the vote of) and to dispose of (and direct the disposition of) the 3,616,016 shares of Common Stock owned of record by GCT.

            Subject to the terms and conditions of the Shareholders Agreement and the Irrevocable Proxy executed and delivered by MMEER thereunder, (i) MMEER may be deemed to (A) have the sole power to vote (and direct the vote of) and to dispose of (and direct the disposition of) the 11,334,996 shares of Common Stock owned of record by it and (B) as the sole general partner of each of PRD and N78, share the power to vote (and direct the vote of) and to dispose of (and direct the disposition of) the 3,826,193 shares owned of record by PRD and N78 and (ii) notwithstanding the foregoing, (A) Mullen, as the sole control person of MMEER, may be deemed to share the power to vote (and direct the vote of) and to dispose of (and direct the disposition of) (x) the 11,334,996 shares of Common Stock owned of record by MMEER and (y) the 3,826,193 shares of Common Stock owned of record by PRD and N78 and beneficially by MMEER and (B) Oliver, as a result of an oral understanding with MMEER, may be deemed to share the power to vote (and to direct the vote of) and to dispose of (and direct the disposition of) 791,006 shares of Common Stock owned of record by MMEER and/or entities controlled by MMEER.

            Subject to the terms and conditions of the Shareholders Agreement and the Irrevocable Proxies executed and delivered by MMEER and GCT thereunder, Mullen, as the sole control person of each of MMEER and GCT, may be deemed to share the power to vote (and direct the vote of) and to dispose of (and direct the disposition of) the (i) 15,161,189 shares owned beneficially by MMEER 11,334,996 shares of which are owned of record by MMEER and

3,826,193 shares of which collectively are owned of record by PRD and N78) and
(ii) 3,616,016 shares owned beneficially and of record by GCT.

            In addition, notwithstanding the foregoing, (i) if each of USRE, Oliver, PRD, N78, GCT, MMEER and Mullen are deemed to constitute a "group" within the meaning of Section 13(d)(3) and Rule 13d-5(b) by virtue of their action in concert in connection with the acquisition of an aggregate of 33,200,407 shares of Common Stock pursuant to the Rig Merger Agreement, then each member of the Mullen/Oliver Group may be deemed to share with all of the other members of the Mullen/Oliver Group the power to vote (and direct the vote of) and to dispose of (and direct the disposition of) all 33,200,407 shares of Common Stock owned of record by any member of the Mullen/Oliver Group and (ii) if each of the members of the Somerset Group, the Mullen/Oliver Group and the Drilling Group are deemed to constitute a "group" within the meaning of Section 13(d)(3) and Rule 13d-5(b) by virtue of the fact that the shares of Common Stock of the Company directly or indirectly beneficially owned by them are held subject to the certain agreements with respect to the voting and disposition of same under the terms and conditions of the Shareholders Agreement and the Irrevocable Proxies executed and delivered thereunder, then (A) each of the foregoing members of the Mullen/Oliver Group may be deemed to share with the members of each of the Somerset Group and the Drilling Group, the power to vote (and direct the vote of) and to dispose of (and direct the disposition of) the 35,428,978 shares of Common Stock owned of record by the various members of the Somerset Group and the 18,730,105 shares of Common Stock owned of record by the various members of the Drilling Group and (B) each of the members of the Somerset Group and the Drilling Group may be deemed to share with the members of the Mullen/Oliver Group, the power to vote (and direct the vote of) and to dispose of (and direct the disposition of) the 33,200,407 shares of Common Stock owned of record by the various members of the Mullen/Oliver Group. Each of the members of the Mullen/Oliver Group expressly disclaims beneficial ownership of the shares of Common Stock acquired and owned of record by any members of each of the Somerset Group and the Drilling Group.

            Drilling Group

            Subject to the terms and conditions of the Shareholders Agreement and the Irrevocable Proxy executed and delivered by Norex Drilling thereunder,
(i) Norex Drilling may be deemed to have the sole power to vote (and direct the vote of) and to dispose of (and direct the disposition of) the 10,430,105 shares of Common Stock owned of record by it and (ii) notwithstanding the foregoing, NXA, as the sole control person of Norex Drilling, may be deemed to share the power to vote (and direct the vote of) and to dispose of (and direct the disposition of) the 10,430,105 shares of Common Stock owned of record by Norex Drilling.

            Subject to the terms and conditions of the Shareholders Agreement and the Irrevocable Proxy executed and delivered by Pronor thereunder, (i) Pronor may be deemed to have the sole power to vote (and direct the vote of) and to dispose of (and direct the disposition of) the 8,300,000 shares of Common Stock owned of record by it and (ii) notwithstanding the foregoing, Prosperity and NXA (after giving effect to the pending purchase of Orkla's interest in Prosperity by NXA), as control persons of Pronor, may be deemed to share the power to vote

(and direct the vote of) and to dispose of (and direct the disposition of) the 8,300,000 shares of Common Stock owned of record by Pronor.

            In addition, notwithstanding the foregoing, (i) if each of Norex Drilling, Pronor, NXA (after giving effect to the pending purchase of Orkla's interest in Prosperity by NXA), Prosperity, Siem and Capstick are deemed to constitute a "group" within the meaning of Section 13(d)(3) and Rule 13d-5(b) by virtue of their action in concert in connection with the initial acquisition of an aggregate of 18,730,105 shares of Common Stock by Norex Drilling and Pronor, then each member of the Drilling Group may be deemed to share with all of the other members of the Drilling Group the power to vote (and direct the vote of) and to dispose of (and direct the disposition of) all 18,730,105 shares of Common Stock owned of record by any member of the Drilling Group and (ii) if each of the members of the Somerset Group, the Mullen/Oliver Group and the Drilling Group are deemed to constitute a "group" within the meaning of Section 13(d)(3) and Rule 13d-5(b) by virtue of the fact that the shares of Common Stock of the Company directly or indirectly beneficially owned by them are held subject to the certain agreements with respect to the voting and disposition of same under the terms and conditions of the Shareholders Agreement and the Irrevocable Proxies executed and delivered thereunder, then (A) each of the foregoing members of the Drilling Group may be deemed to share with the members of each of the Somerset Group and the Mullen/Oliver Group, the power to vote (and direct the vote of) and to dispose of (and direct the disposition of) the 35,428,978 shares of Common Stock owned of record by the various members of the Somerset Group and the 33,200,407 shares of Common Stock owned of record by the various members of the Mullen/Oliver Group and (B) each of the members of the Somerset Group and the Mullen/Oliver Group may be deemed to share with the members of the Drilling Group, the power to vote (and direct the vote of) and to dispose of (and direct the disposition of) the 18,730,105 shares of Common Stock owned of record by the various members of the Drilling Group. Each of the members of the Drilling Group expressly disclaims beneficial ownership of the shares of Common Stock acquired and owned of record by any members of each of the Somerset Group and the Mullen/Oliver Group. In addition, as previously stated, each of Siem and Capstick and each of the other individuals listed on Annexes A - D attached hereto expressly disclaims beneficial ownership of any shares of Common Stock covered by this Statement.

            (c) Except for the acquisitions of an aggregate of 68,629,385 shares of Common Stock by members of the Somerset Group and the Mullen/Oliver Group pursuant to the terms of the Merger Agreements disclosed in response to Items 3 and 4 above, during the past 60 days, none of the Reporting Persons nor, to the best knowledge of the Reporting Persons, any director or executive officer of any Reporting Person that is not a Reporting Person hereunder, has effected any transaction in the Common Stock. See Items 3 and 4 above and subsection (a) and
(b) of this Item 5 for further details in connection with the acquisition of shares of Common Stock pursuant to the Merger Agreements.

            (d)  Not applicable.

            (e)  Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

            As previously disclosed in Item 4 above, Somerset and SCP, each of the members of the Mullen/Oliver Group other than PRD and N78 (although the shares of Company Common Stock owned of record by them are held subject to the terms of the Shareholders' Agreement) and Norex Drilling and Pronor (Norex Drilling and Pronor being sometimes hereinafter collectively referred to as the "Company Parties") entered into the Shareholders' Agreement, which contains various agreements among such parties with respect to the Company Common Stock owned or to be acquired by them, as further described below. The Shareholders' Agreement became effective as of the Effective Date of the Mergers and terminates four years thereafter, unless sooner terminated under the terms of the Shareholders' Agreement. Upon the consummation of the Mergers, the parties to the Shareholders' Agreement (hereinafter sometimes collectively referred to as the "Shareholders' Agreement Parties") held an aggregate of 87,359,490 shares, or 74.21%, of the 117,720,734 shares of Company Common Stock issued and outstanding as of the Effective Date.

            The Shareholders' Agreement requires that the Shareholders' Agreement Parties vote their Company Common Stock so as to ensure that the Board of Directors and the board of directors of any material subsidiary (as defined) of the Company consists of five directors, of which the Company Parties, the Mullen/Oliver Group and the Somerset Group will each be entitled to designate and maintain one director and the remaining two of which (the "Non-Party Directors") shall be persons who are not officers of the Company and do not represent any concentrated or family holdings of shares of stock of the Company (including any of the Shareholders' Agreement Parties). The initial nominees under the Shareholders' Agreement were William R. Ziegler on behalf of the Somerset Group, Ivar Siem on behalf of the Company Parties, Roy T. Oliver, Jr. on behalf of the Mullen/Oliver Group and Steven A. Webster and Peter M. Holt as the Non-Party Directors. Each of the Shareholders' Agreement Parties has granted the other parties an Irrevocable Proxy to enforce the foregoing provisions. The Shareholders' Agreement also contains (i) certain standstill provisions that effectively deprive the Shareholders' Agreement Parties of voting rights with respect to any additional shares of the Company that they may thereafter acquire so as to limit their relative voting power to their voting power as of the Effective Date, and (ii) certain provisions that provide rights of first refusal and co-sale among the Shareholders' Agreement Parties as to certain sales or dispositions of shares of the Company to third parties.

            As previously disclosed in Items 3 and 4 above, (i) SIC, a corporation owned by the Somerset Shareholders (including Somerset and SCP), was a party to the Somerset Merger Agreement, which agreement provided, among other things, for (A) the merger of SIC with and into the Company, (B) the issuance by the Company to the Somerset Shareholders (including Somerset and SCP) of an aggregate of 39,423,978 shares of Company Common Stock for all of the Somerset Shares, and (C) the issuance to the Somerset Shareholders of the Somerset Shareholder Shadow Warrants (inclusive of the issuance to Somerset and SCP of the Somerset Group Shadow Warrants) and (ii) certain members of the Mullen/Oliver Group were parties to the Rig Merger Agreement, which agreement provided, among other things, for (A) the merger of each of RTO and Company Sub with and into LRAC, with LRAC (which became a wholly-owned subsidiary of the Company as part of such merger) as the surviving corporation,
(B) the issuance by the Company to Oliver, as the sole shareholder of RTO, of 11,325,326 shares of Company Common Stock for all of the RTO Shares, (C) the issuance by the Company to the shareholders of LRAC (including Mullen and certain entities owned and controlled by Mullen) of an aggregate of 28,098,652 shares of Company Common Stock for all of the LRAC Shares, and (D) the issuance to the RTO/LRAC Shareholders of the RTO/LRAC Shadow Warrants (inclusive of the issuance to members of the Mullen/Oliver Group of the Mullen/Oliver Shadow Warrants). See Items 3 and 4 above for more detailed information with respect to the Mergers and the Shadow Warrants.

            In addition, contemporaneously with the execution and delivery of the Merger Agreements, the Company and certain members of the Somerset Group and the Mullen/Oliver Group, as well as certain members of the Drilling Group (collectively the "Registration Rights Agreement Parties"), entered into a Registration Rights Agreement dated May 7, 1996, as amended June 11, 1996, and further amended as of July 26, 1996 (as amended, the "Registration Rights Agreement"), that requires the Company, upon the occurrence of certain events, to register for resale under the Securities Act of 1933, as amended (the "Securities Act"), the shares of Company Common Stock owned by the Registration Rights Agreement Parties and certain permitted assignees thereof, including a requirement of the Company to file promptly and maintain the effectiveness of a Registration Statement on Form S-3 covering the resale of the shares of Company Common Stock issued in the Mergers (inclusive of any shares of Company Common Stock (i) issued in the Mergers to Somerset Shareholders and/or LRAC Shareholders who are not Registration Rights Agreement Parties and/or (ii) issuable upon exercise of the Somerset Shareholder Shadow Warrants and the RTO/LRAC Shadow Warrants).

            Contemporaneously with the execution and delivery of the Somerset Merger Agreement, the Company entered into an investment monitoring agreement with SCP dated May 7, 1996, but effective as of the Effective Date (the "Investment Monitoring Agreement") providing for a one time payment by the Company of $75,000 (the "Investment Monitoring Fee") to SCP to monitor on behalf of Somerset and SCP the investment in the Company by Somerset and SCP resulting from the Somerset Merger. The Investment Monitoring Fee was paid by the Company on the Effective Date of the Mergers.

            Pursuant to Article V of that certain Limited Liability Company Agreement of Somerset dated July 1, 1996 (the "Somerset LLC Agreement"), once the members of Somerset have received distributions of cash and/or securities equal in value to the sum of a specified priority return on their investment in Somerset and the amount of such investment, SCP, as the managing member of Somerset, is entitled to receive 20% of all subsequent distributions made by Somerset of (i) available cash flow from Somerset (which may include proceeds from the sale of Common Stock) and (ii) securities of the Company, in addition to its pro rata share of any such distributions made to the members of Somerset in proportion to their respective capital contributions to Somerset.

            As previously disclosed in Item 5 above, pursuant to an oral understanding between MMEER and Oliver, Oliver may be deemed to share with MMEER voting and dispositive with respect to 791,006 shares of Common Stock owned of record by MMEER and/or entities controlled by MMEER.

            As previously disclosed in Item 2 above, Prosperity, which is the sole shareholder of Pronor, which owns 8,300,000 shares of Common Stock, is a joint venture between NXA and Orkla. Pursuant to the terms of that certain Shareholders' Agreement dated October 11, 1995 between NXA and Orkla (the "NXA Shareholders Agreement"), the managing director of Prosperity, which is to be chosen by NXA, shall be entitled to vote all shares of stock owned by Prosperity and Pronor, including the 8,300,000 shares of Common Stock owned by Pronor, subject only to a requirement that such managing director consult with and consider the interests of each of Orkla and NXA in connection therewith. The NXA Shareholders Agreement also provides for a purchase option, pursuant to which NXA has the right to acquire 50% of Orkla's interest in Prosperity. Pursuant to an exercise notice dated September 5, 1996 from NXA to Orkla (the "NXA Option Exercise Notice"), NXA exercised its option to acquire 50% of Orkla's interest in Prosperity. In addition, pursuant to the NXA Stock Purchase Agreement described in Item 4 above, NXA has the right to acquire the remaining 50% of Orkla's interest in Prosperity. Therefore, upon the consummation of the transactions contemplated by the NXA Stock Purchase Agreement, scheduled to take place on September 12, 1996, NXA will directly own all of Orkla's interest in Prosperity and Orkla will no longer share beneficial ownership of the 8,300,000 shares of Common Stock owned of record by Pronor. As a practical matter, the consummation of the transactions contemplated by the NXA Stock Purchase Agreement will also result in the termination of the NXA Shareholders Agreement.

            The descriptions of the Merger Agreements, the Reporting Group Shadow Warrants, the Shareholders' Agreement (inclusive of the other agreements which are exhibits thereto, including, without limitation, the Form of Irrevocable Proxy), the Registration Rights Agreement, the Investment Monitoring Agreement, the Somerset LLC Agreement , the NXA Shareholders Agreement, the NXA Option Exercise Notice and the NXA Stock Purchase Agreement contained in this
Item 6 are summaries and are subject to and qualified in their entirety by reference to the detailed provisions of such documents, copies of which are attached hereto as Exhibits and incorporated herein by reference (see Item 7 below for specific Exhibit references).

            Except as discussed in this Item 6 and in Item 4 above (in each case, inclusive of the provisions of the documents incorporated herein by reference), none of the Reporting Persons nor, to the best knowledge of the Reporting Persons, any director or executive officer of any Reporting Person that is not a Reporting Person hereunder, is a party to any contract, arrangement, understanding or relationship (legal or otherwise) among the Reporting Persons named in Item 2 above or between any such Reporting Persons and any other person with respect to any securities of the Company, including, without limitation, those relating to the transfer or voting of any securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, the giving or withholding of proxies, the pledge of securities or any other arrangement involving a contingency the occurrence of which would give another person voting power or investment power over such securities.

Item 7.     Material to be Filed as Exhibits.

      I.    Group Filing Agreement referred to in the Introduction.

      II.   Rig Merger Agreement referred to in Items 3, 4 and 6.

      III.  Somerset Merger Agreement referred to in Items 3, 4 and 6.

      IV. Shareholders Agreement (inclusive of the Form of Irrevocable Proxy) referred to in the Introduction and Items 3, 4 and 6.

      V.    Form of Shadow Warrant referred to in Items 3, 4 and 6.

      VI.   Registration Rights Agreement referred to in Item 6.

      VII.  Investment Monitoring Agreement referred to in Item 6.

      VIII. Somerset LLC Agreement referred to in Item 6.

      IX.   NXA Shareholders' Agreement referred to in Item 6.

      X.    NXA Option Exercise Notice referred to in Item 6.

      XI.   NXA Stock Purchase Agreement  referred to in Item 4 and 6 .

                                   SIGNATURE



            After reasonable inquiry and to the best knowledge and belief of the undersigned, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.


                                    SOMERSET GROUP:

Dated:  September 5, 1996           SOMERSET DRILLING ASSOCIATES, L.L.C.
                                    By: Somerset Capital Partners, its Managing
                                               Member


                                    By:   /s/ William R. Ziegler
                                       ------------------------------------
                                       William R. Ziegler, Partner


Dated:  September 5, 1996           SOMERSET CAPITAL PARTNERS


                                    By:   /s/ William R. Ziegler
                                       ------------------------------------
                                       William R. Ziegler, Partner



Dated:  September 5, 1996               /s/ Thomas H. O'Neill, Jr.
                                    ------------------------------------
                                    Thomas H. O'Neill, Jr., Individually



Dated:  September 5, 1996               /s/ Steven A. Webster
                                    ------------------------------------
                                    Steven A. Webster, Individually



Dated:  September 5, 1996               /s/ William R. Ziegler
                                    ------------------------------------
                                    William R. Ziegler, Individually

                                    MULLEN/OLIVER GROUP:

Dated:  September 5, 1996           U.S. RIG AND EQUIPMENT, INC.


                                    By:  /s/ Roy T. Oliver, Jr.
                                       ------------------------------------
                                       Name:  Roy T. Oliver, Jr.
                                       Title:  President


Dated:  September 5, 1996           MIKE MULLEN ENERGY EQUIPMENT
                                         RESOURCE, INC.


                                    By:  /s/ Mike L. Mullen
                                       ------------------------------------
                                       Name:  Mike L. Mullen
                                       Title:  President


Dated:  September 5, 1996           GCT INVESTMENTS, INC.


                                    By:  /s/ Mike L. Mullen
                                       ------------------------------------
                                       Name:  Mike L. Mullen
                                       Title: President


Dated:  September 5, 1996           PRD RIG PARTNERSHIP 1995, LTD.
                                    By:  Mike Mullen Energy Equipment Resource,
                                           Inc., its General Partner


                                    By:  /s/ Mike L. Mullen
                                       ------------------------------------
                                       Name:  Mike L. Mullen
                                       Title: President


Dated:  September 5, 1996           EER NATIONAL 78 PARTNERSHIP, LTD.
                                    By:  Mike Mullen Energy Equipment Resource,
                                           Inc., its General Partner


                                    By:  /s/ Mike L. Mullen
                                       ------------------------------------
                                       Name:  Mike L. Mullen
                                       Title: President

Dated:  September 5, 1996               /s/ Roy T. Oliver, Jr.
                                       ------------------------------------
                                       Roy T. Oliver, Jr., Individually



Dated:  September 5, 1996               /s/ Mike L. Mullen
                                       ------------------------------------
                                       Mike L. Mullen, Individually

                                    DRILLING GROUP:

Dated:  September 6, 1996           NOREX DRILLING LTD.


                                    By:  /s/ Frank Capstick
                                       ------------------------------------
                                       Name:  Frank Capstick
                                       Title:  President


Dated:  September 7, 1996           PRONOR HOLDINGS LTD.


                                    By:  /s/ Kristian Siem
                                       ------------------------------------
                                       Name:  Kristian Siem
                                       Title:  Managing Director


Dated:  September 6, 1996           NOREX INDUSTRIES, INC.


                                    By:  /s/ Frank Capstick
                                       ------------------------------------
                                       Name:  Frank Capstick
                                       Title:  President


Dated:  September 7, 1996           PROSPERITY INVESTMENTS, INC.


                                    By:  /s/ Kristian Siem
                                       ------------------------------------
                                       Name:  Kristian Siem
                                       Title:  Managing Director



Dated:  September 7, 1996               /s/ Kristian Siem
                                       ------------------------------------
                                       Kristian Siem, Individually



Dated:  September 6, 1996               /s/ Frank Capstick
                                       ------------------------------------
                                       Frank Capstick, Individually

                                  EXHIBIT INDEX

Exhibit
Number         Description
- ------         -----------


I Schedule 13D Group Filing Agreement dated August 27, 1996 among Somerset Drilling Associates, L.L.C., Somerset Capital Partners, Thomas H. O'Neill, Jr., Steven A. Webster, William R. Ziegler, Roy T. Oliver, Jr., U.S. Rig and Equipment, Inc., Mike Mullen Energy Equipment Resource, Inc., GCT Investments, Inc., Mike L. Mullen, PRD Rig Partnership 1995, Ltd., EER National 78 Partnership, Ltd., Norex Drilling Ltd., Pronor Holdings Ltd., Norex Industries, Inc., Prosperity Investments, Inc., Kristian Siem and Frank Capstick.

II(a) Agreement and Plan of Merger dated May 7, 1996, among DI Industries, Inc., DI Merger Sub, Inc., Roy T. Oliver, Jr., Mike
               L. Mullen, R.T. Oliver, Inc. and Land Rig Acquisition Corp. (Incorporated by reference to Exhibit 2.1 to the Registration Statement of the Company on Form S-4 filed on June 14, 1996 (No. 333-6077).

II(b) Amendment to Agreement and Plan of Merger dated June 11, 1996, among DI Industries, Inc., DI Merger Sub, Inc., Roy T. Oliver, Jr., Mike L. Mullen, R.T. Oliver, Inc. and Land Rig Acquisition Corp. (Incorporated by reference to Exhibit 2.1.1 to the Registration Statement of the Company on Form S-4 filed on June 14, 1996 (No. 333-6077).

II(c) Second Amendment to Agreement and Plan of Merger dated July 26, 1996, among DI Industries, Inc., DI Merger Sub, Inc., Roy T. Oliver, Jr., Mike L. Mullen, R.T. Oliver, Inc. and Land Rig Acquisition Corp. (Incorporated by reference to Exhibit 2.1.2 to the Registration Statement on Form S-3 (Amendment No. 1 to Registration Statement on Form S-4) of the Company filed on August 15, 1996 (No. 333-6077).

III(a) Agreement and Plan of Merger dated May 7, 1996, among DI Industries, Inc. and Somerset Investment Corp. (Incorporated by reference to Exhibit 2.2 to the Registration Statement of the Company on Form S-4 filed on June 14, 1996 (No. 333-6077).

III(b) Amendment to Agreement and Plan of Merger dated June 11, 1996, among DI Industries, Inc. and Somerset Investment Corp. (Incorporated by reference to Exhibit 2.2.1 to the Registration Statement of the Company on Form S-4 filed on June 14, 1996 (No. 333-6077).

III(c) Second Amendment to Agreement and Plan of Merger dated July 26, 1996, among DI Industries, Inc. and Somerset Investment Corp. (Incorporated by reference to Exhibit 2.2.2 to the Registration Statement on Form S-3 (Amendment No. 1 to Registration Statement on Form S-4) of the Company filed on August 15, 1996 (No. 333-6077).

IV(a) Shareholders' Agreement dated May 7, 1996, among Somerset Drilling Associates, L.L.C., Roy T. Oliver, Jr., U.S. Rig and Equipment, Inc., Mike Mullen Energy Equipment Resource, Inc., GCT Investments, Inc., Mike L. Mullen, Norex Drilling Ltd., and Pronor Holdings, Ltd., inclusive of the Form of Irrevocable Proxy attached as an Exhibit thereto (Incorporated by reference to Exhibit 10.9 to the Registration Statement of the Company on Form S-4 filed on June 14, 1996 (No. 333-6077).

IV(b) Amendment to Shareholders Agreement dated June 11, 1996, among Somerset Drilling Associates, L.L.C., Somerset Capital Partners, Roy T. Oliver, Jr., U.S. Rig and Equipment, Inc., Mike Mullen Energy Equipment Resource, Inc., GCT Investments, Inc., Mike L. Mullen, Norex Drilling Ltd., and Pronor Holdings, Ltd. (Incorporated by reference to Exhibit 10.9.1 to the Registration Statement of the Company on Form S-4 filed on June 14, 1996 (No. 333-6077).

V(a) Form of Shadow Warrant to be issued to the shareholders of Somerset Investment Corporation (Incorporated by reference to
               Exhibit 10.10 to the Registration Statement of the Company on Form S-4 filed on June 14, 1996 (No. 333-6077).

V(b)           Form of Shadow Warrant to be issued to the shareholders of R.T.
               Oliver, Inc. and Land Rig Acquisition Corporation (Incorporated by reference to Exhibit 10.11 to the Registration Statement of the Company on Form S-4 filed on June 14, 1996 (No. 333-6077).

VI(a) Registration Rights Agreement dated May 7, 1996, among Somerset Drilling Associates, L.L.C., Roy T. Oliver, Jr., U.S. Rig and Equipment, Inc., Mike Mullen Energy Equipment Resource, Inc., GCT Investments, Inc., Norex Drilling Ltd., and Pronor Holdings, Ltd. (Incorporated by reference to Exhibit 10.12 to the Registration Statement of the Company on Form S-4 filed on June 14, 1996 (No. 333-6077).

VI(b) Amendment to Registration Rights Agreement dated June 11, 1996, among Somerset Drilling Associates, L.L.C., Somerset Capital Partners, Roy T. Oliver, Jr., U.S. Rig and Equipment, Inc., Mike Mullen Energy Equipment Resource, Inc., GCT Investments, Inc., Norex Drilling Ltd., and Pronor Holdings, Ltd. (Incorporated by reference to Exhibit 10.12.1 to the Registration Statement of the Company on Form S-4 filed on June 14, 1996 (No. 333-6077).

VI(c) Second Amendment to Registration Rights Agreement dated July 26, 1996, among Somerset Drilling Associates, L.L.C., Somerset Capital partners, Roy T. Oliver, Jr., U.S. Rig and Equipment, Inc., Mike Mullen Energy Equipment Resource, Inc., GCT Investments, Inc., Norex Drilling Ltd., and Pronor Holdings, Ltd. (Incorporated by reference to Exhibit 10.4.2 to the Registration Statement on Form S-3 (Amendment No. 1 to Registration Statement on Form S-4) of the Company filed on August 15, 1996 (No. 333-6077).

VII Investment Monitoring Agreement dated May 7, 1996, among DI Industries, Inc., Somerset Capital Partners and Somerset Drilling Associates, L.L.C. (Incorporated by reference to Exhibit 10.13 to the Registration Statement of the Company on Form S-4 filed on June 14, 1996 (No. 333-6077).

VIII Limited Liability Company Agreement of Somerset Drilling Associates, L.L.C. dated July 1, 1996

IX. Shareholders' Agreement dated October 11, 1995 between Norex America Inc. (n/k/a Norex Industries, Inc.) and Orkla AS

X. Option Exercise Notice dated September 5, 1996 from Norex Industries, Inc. to Orkla ASA

XI. Stock Purchase Agreement dated September 5, 1996 between Norex Industries, Inc. and Orkla ASA

                                     ANNEX A

                       DIRECTORS AND EXECUTIVE OFFICERS OF
                               NOREX DRILLING LTD.

                                                                             Principal Occupation
     Name and Address                       Citizenship                          or Employment
     ----------------                       -----------                      --------------------
Kristian Siem                               Norway                    Chairman of the Board of Directors
Business address:                                                     and Chief Executive Officer of Norex
   Norex Offshore Holding                                             Industries Inc.
   12 Jerpefaret
   0104 Oslo
   Norway

Frank Capstick                              Bermuda                   President of Norex Industries Inc.
Business address:
   P.O. Box HM 429
   Hamilton, HM BX
   Bermuda

David J. Doyle                              Bermuda                   Attorney and barrister of Appleby,
Business address:                                                     Spurling & Kempe
   Appleby, Spurling & Kempe
   Cedar House
   41 Cedar Avenue
   Hamilton,  HM EX
   Bermuda

Michael Delouche                            United States             Controller of Norex Industries Inc.
Business address:
   11 Greenway Plaza
   Houston, TX  77046

                                     ANNEX B

                       DIRECTORS AND EXECUTIVE OFFICERS OF
                             NOREX INDUSTRIES, INC.

                                                                             Principal Occupation
     Name and Address                       Citizenship                          or Employment
     ----------------                       -----------                      --------------------
Kristian Siem                               Norway                    Chairman of the Board of Directors
Business address:                                                     and Chief Executive Officer of Norex
   Norex Offshore Holding                                             Industries Inc.
   12 Jerpefaret
   0104 Oslo
   Norway

Dudley B. Sanger                            United Kingdom            Private Investor
Home address:
   29 Kingston House South
   London SW7 1NF
   England

Riulf Rustad                                Norway                    President of UNI Storebrand
Business address:                                                     Investment Management and a
   UNI Storebrand ASA                                                 member of Group Executive
   Ruselokkveien 26                                                   Committee of UNI Storebrand ASA
   N-0114 Olso
   Norway

Gilbert W. Smith                            United States             Private Investor
Home address:
   9723 Lindsay Blake Lane
   Great Falls, VA  22066

Ivar Siem                                   Norway                    Chairman of Avenir AS
Business address:
   Avenir AS
   Furulundtoppen 25
   0281 Oslo
   Norway

M.D. Moross                                 United Kingdom            Private Investor
Home address:
   7 Prince's Gate
   London SW7 1QL
   England

Barry W. Ridings                            United States             Managing Director of Alex, Brown &
Business address:                                                     Sons Incorporated
   Alex, Brown & Sons Inc.
   1290 Avenue of Americas
   New York, NY  10104

Frank Capstick                              Bermuda                   President of Norex Industries Inc.
Business address:
   P.O. Box HM 429
   Hamilton, HM BX
   Bermuda

Michael Delouche                            United States             Controller of Norex Industries Inc.
Business address:
   11 Greenway Plaza
   Houston, TX  77046

                                     ANNEX C

                       DIRECTORS AND EXECUTIVE OFFICERS OF
                              PRONOR HOLDINGS LTD.

                                                                             Principal Occupation
     Name and Address                       Citizenship                          or Employment
     ----------------                       -----------                      --------------------

Kristian Siem                               Norway                    Chairman of the Board of Directors
Business address:                                                     and Chief Executive Officer of Norex
   Norex Offshore Holding                                             Industries Inc.
   12 Jerpefaret
   0104 Oslo
   Norway

Tom Vidar Rygh                              Norway                    Managing Director of Orkla ASA
Business address:
   Orkla ASA
   Lilleakerveien 2
   0283 Oslo
   Norway

Morten Blix                                 Norway                    Vice-President of Orkla ASA
Business address:
   Orkla ASA
   Lilleakerveien 2
   0283 Oslo
   Norway

Michael Delouche                            United States             Controller of Norex Industries Inc.
Business address:
   11 Greenway Plaza
   Houston, TX  77046

                                     ANNEX D

                       DIRECTORS AND EXECUTIVE OFFICERS OF
                          PROSPERITY INVESTMENTS, INC.

                                                                             Principal Occupation
     Name and Address                       Citizenship                          or Employment
     ----------------                       -----------                      --------------------

Kristian Siem                               Norway                    Chairman of the Board of Directors
Business address:                                                     and Chief Executive Officer of Norex
   Norex Offshore Holding                                             Industries Inc.
   12 Jerpefaret
   0104 Oslo
   Norway

Tom Vidar Rygh                              Norway                    Managing Director of Orkla ASA
Business address:
   Orkla ASA
   Lilleakerveien 2
   0283 Oslo
   Norway

Morten Blix                                 Norway                    Vice-President of Orkla ASA
Business address:
   Orkla ASA
   Lilleakerveien 2
   0283 Oslo
   Norway

Michael Delouche                            United States             Controller of Norex Industries Inc.
Business address:
   11 Greenway Plaza
   Houston, TX  77046